Exhibit 99.1

This following soley amends and restates the portions of the responses contained within Item 15 to the Authority’s 2008 Form 10-K, as described within Item 8.01 of this Current Report. All other information in the 2008 Form 10-K remains unchanged.

Item 15. Exhibits, Financial Statement Schedules.

A(1). Financial Statements

The following financial statements and reports appear beginning on page F-2 and are incorporated by reference in Part II, Item 8:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets of the Mohegan Tribal Gaming Authority as of September 30, 2008 and 2007

Consolidated Statements of Income of the Mohegan Tribal Gaming Authority for the Fiscal Years Ended September 30, 2008, 2007 and 2006

Consolidated Statements of Changes in Capital of the Mohegan Tribal Gaming Authority for the Fiscal Years Ended September 30, 2008, 2007 and 2006

Consolidated Statements of Cash Flows of the Mohegan Tribal Gaming Authority for the Fiscal Years Ended September 30, 2008, 2007 and 2006

Notes to Consolidated Financial Statements of the Mohegan Tribal Gaming Authority

Non Wholly-Owned Guarantor Subsidiary Financial Statements

A(2). Financial Statement Schedules

The following schedule appears on page S-1 hereof and is incorporated by reference herein:

Schedule II—Valuation and Qualifying Accounts and Reserves for the Fiscal Years Ended September 30, 2008, 2007 and 2006

Schedules other than that listed above are omitted because they are not required or are not applicable, or the required information is shown in the consolidated financial statements or notes to the consolidated financial statements.

A(3). Exhibits

The exhibits to the 2008 Form 10-K are listed on the exhibit index, which originally appeared in the 2008 Form 10-K, which presentation is incorporated herein by reference. No changes were made to such list except for the listing thereon, and presentation elsewhere herein, of Exhibit 12.1 attached hereto.

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES PURSUANT TO SECTION 12 OF THE ACT.

The registrant has not sent an annual report or proxy statement to security holders. The registrant will not be sending an annual report or proxy statement to its security holders subsequent to the filing of this Current Report.

Report of Independent Registered Public Accounting Firm

To the Management Board

of the Mohegan Tribal Gaming Authority

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Mohegan Tribal Gaming Authority and its subsidiaries (the “Authority”) at September 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Authority’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Hartford, Connecticut

December 29, 2008

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	September 30, 2007
ASSETS

Current assets:

Cash and cash equivalents	$83,847	$104,659

Restricted cash	958	937

Receivables, net	40,746	25,005

Inventories	17,931	17,119

Other current assets	27,724	25,991

Total current assets	171,206	173,711

Non-current assets:

Property and equipment, net	1,693,402	1,401,206

Goodwill	39,459	39,459

Other intangible assets, net	390,057	394,477

Other assets, net	68,781	71,124

Total assets	$2,362,905	$2,079,977

LIABILITIES AND CAPITAL

Current liabilities:

Current portion of long-term debt	$27,938	$17,591

Current portion of relinquishment liability	81,337	96,486

Current portion of capital lease	630	—

Trade payables	23,986	17,386

Construction payables	102,661	36,402

Accrued interest payable	20,125	20,274

Other current liabilities	141,411	145,452

Total current liabilities	398,088	333,591

Non-current liabilities:

Long-term debt, net of current portion	1,522,314	1,276,109

Relinquishment liability, net of current portion	304,031	406,858

Capital lease, net of current portion	6,677	—

Other long-term liabilities	526	735

	September 30, 2008	September 30, 2007
Total liabilities	2,231,636	2,017,293

Minority interests	3,258	3,933

Commitments and contingencies

Capital:

Retained earnings	128,011	58,751

Total capital	128,011	58,751

Total liabilities and capital	$2,362,905	$2,079,977

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	For the Fiscal Year Ended September 30, 2008	For the Fiscal Year Ended September 30, 2007	For the Fiscal Year Ended September 30, 2006

Revenues:

Gaming	$1,410,774	$1,469,343	$1,279,835

Food and beverage	103,968	102,097	95,786

Hotel	48,740	47,333	50,818

Retail, entertainment and other	144,256	133,139	121,532

Gross revenues	1,707,738	1,751,912	1,547,971

Less—Promotional allowances	(135,555)	(131,846)	(124,917)

Net revenues	1,572,183	1,620,066	1,423,054

Operating costs and expenses:

Gaming	892,034	869,333	720,063

Food and beverage	49,951	50,499	49,420

Hotel	17,314	16,959	16,883

Retail, entertainment and other	56,848	48,435	43,223

Advertising, general and administrative	229,407	231,585	201,122

Corporate expenses	25,188	10,507	10,558

Pre-opening costs and expenses	4,652	3,836	5,130

Depreciation and amortization	102,370	93,347	88,016

Relinquishment liability reassessment	(68,947)	2,997	39,407

Total operating costs and expenses	1,308,817	1,327,498	1,173,822

Income from operations	263,366	292,568	249,232

Other income (expense):

Accretion of discount to the relinquishment liability	(27,085)	(29,794)	(30,707)

Interest income	3,795	3,695	2,245

Interest expense, net of capitalized interest	(93,793)	(94,363)	(90,928)

Write-off of debt issuance costs	—	(71)	—

Other income (expense), net	248	(137)	24,508

Total other expense	(116,835)	(120,670)	(94,882)

	For the Fiscal Year Ended September 30, 2008	For the Fiscal Year Ended September 30, 2007	For the Fiscal Year Ended September 30, 2006

Income from continuing operations before minority interests	146,531	171,898	154,350

Minority interests	2,729	648	420

Income from continuing operations	149,260	172,546	154,770

Discontinued operations:

Income from discontinued operations	—	94	147

Loss on sale of discontinued operations	—	(73)	—

Total income (loss) from discontinued operations	—	21	147

Net income	$149,260	$172,567	$154,917

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(in thousands)

Total Capital

Balance, September 30, 2005	$(104,872)

Net income	154,917

Distributions to Tribe	(88,900)

Balance, September 30, 2006	$(38,855)

Net income	172,567

Distributions to Tribe	(75,000)

Capital adjustment from majority-owned subsidiary transaction	39

Balance, September 30, 2007	$58,751

Net income	149,260

Distributions to Tribe	(80,000)

Balance, September 30, 2008	$128,011

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Fiscal Year Ended September 30, 2008	For the Fiscal Year Ended Fiscal Year 30, 2007	For the Fiscal Year Ended Fiscal Year 30, 2006

Cash flows provided by (used in) operating activities:

Net income	$149,260	$172,567	$154,917

Adjustments to reconcile net income to net cash flows provided by operating activities:

Depreciation and amortization	102,370	93,444	88,182

Accretion of discount to the relinquishment liability	27,085	29,794	30,707

Relinquishment liability reassessment	(68,947)	2,997	39,407

Cash paid for accretion of discount to the relinquishment liability	(27,762)	(30,022)	(29,897)

Gain on Pocono Downs purchase settlement	—	—	(25,444)

Accretion of discount to the Pocono Downs purchase settlement	(1,246)	(1,584)	—

Net loss on disposition of assets	295	1,678	172

Net loss on sale of Erie OTW	—	73	—

Provision for losses on receivables	18,338	3,396	3,557

Amortization of debt issuance costs	4,831	3,835	2,976

Write-off of debt issuance costs	—	71	—

Amortization of net deferred gain on settlement of derivative instruments	455	455	444

Minority interests	(2,729)	(648)	(420)

Changes in operating assets and liabilities:

(Increase) decrease in receivables	(24,977)	1,379	(12,886)

(Increase) decrease in inventories	(812)	(1,603)	573

Increase in other assets	(5,828)	(8,737)	(9,740)

Increase (decrease) in trade payables	6,600	(2,944)	2,395

(Decrease) increase in other liabilities	(3,842)	20,252	9,317

Net cash flows provided by operating activities	173,091	284,403	254,260

Cash flows provided by (used in) investing activities:

Purchases of property and equipment, net of increase in construction payables of $66,259, $30,017 and $34, respectively	(317,429)	(132,178)	(101,886)

Payment of Category One slot machine license fee	—	(50,000)	—

Acquisition of Menominee Project development rights and other related assets	—	(6,381)	—

Acquisition of Pautipaug Country Club assets	—	(4,651)	—

Proceeds from settlement of contract dispute	—	2,000	—

Proceeds from sale of Erie OTW	—	6,967	—

Issuance of third party loans and advances	(4,708)	(4,461)	(3,405)

Proceeds from asset sales	785	362	449

Payments received on third-party loans	623	512	678

	For the Fiscal Year Ended September 30, 2008	For the Fiscal Year Ended Fiscal Year 30, 2007	For the Fiscal Year Ended Fiscal Year 30, 2006

Increase in restricted cash	(21)	(937)	—

Net cash flows used in investing activities	(320,750)	(188,767)	(104,164)

Cash flows provided by (used in) financing activities:

Prior Bank Credit Facility borrowings—revolving loan	—	278,000	233,000

Prior Bank Credit Facility repayments—revolving loan	—	(278,000)	(233,000)

Bank Credit Facility borrowings—revolving loan	575,000	206,000	—

Bank Credit Facility repayments—revolving loan	(608,000)	(173,000)	—

Bank Credit Facility borrowings—term loan	300,000	—	—

Salishan Credit Facility borrowings—revolving loan	3,750	17,250	—

Line of credit borrowings	565,746	524,313	444,226

Line of credit repayments	(579,399)	(507,722)	(444,226)

Borrowings from the Mohegan Tribe	8,333	—	—

Payments to the Mohegan Tribe	(8,333)	—	—

Payments on long-term debt	(1,000)	(3,550)	(14,970)

Minority interest contributions and advances	2,054	—	1,340

Principal portion of relinquishment liability payments	(48,352)	(47,399)	(44,731)

Distributions to Tribe	(80,000)	(75,000)	(88,900)

Payments on capital lease obligations	(177)	(34)	—

Capitalized debt issuance costs	(2,775)	(7,081)	(14)

Net cash flows provided by (used in) financing activities	126,847	(66,223)	(147,275)

Net (decrease) increase in cash and cash equivalents	(20,812)	29,413	2,821

Cash and cash equivalents at beginning of year	104,659	75,246	72,425

Cash and cash equivalents at end of year	$83,847	$104,659	$75,246

Supplemental disclosure:

Cash paid during the year for interest	$95,204	$92,501	$91,305

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION:

The Mohegan Tribe of Indians of Connecticut (the “Mohegan Tribe” or the “Tribe”) established the Mohegan Tribal Gaming Authority (the “Authority”) in July 1995 with the exclusive power to conduct and regulate gaming activities for the Tribe on Tribal lands and the non-exclusive authority to conduct such activities elsewhere. The Tribe is a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. Under the Indian Gaming Regulatory Act of 1988, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the “Mohegan Compact”), which has been approved by the United States Secretary of the Interior. The Authority is primarily engaged in the ownership, operation and development of gaming facilities. In October 1996, the Authority opened a gaming and entertainment complex known as Mohegan Sun. The Authority is governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the governing body of the Tribe). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board.

The following subsidiaries are wholly-owned by the Authority: Mohegan Basketball Club, LLC (“MBC”), Mohegan Golf, LLC (“Mohegan Golf”), Mohegan Commercial Ventures PA, LLC (“MCV-PA”), Mohegan Ventures-Northwest, LLC (“Mohegan Ventures-NW”), Mohegan Ventures Wisconsin, LLC (“MVW”), and MTGA Gaming, LLC (“MTGA Gaming”). MBC owns and operates a professional basketball team in the Women’s National Basketball Association (“WNBA”), the Connecticut Sun, and owns approximately 3.6% of the membership interests in WNBA, LLC. Mohegan Golf owns and operates the Mohegan Sun Country Club at Pautipaug (“Mohegan Sun Country Club”) golf course in southeastern Connecticut.

MCV-PA holds a 0.01% general partnership interest in Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., and Northeast Concessions, L.P. (collectively, the “Pocono Downs Entities”), while the Authority holds a 99.99% limited partnership interest in each such entity. Downs Racing, L.P. (“Downs Racing”) owns and operates Mohegan Sun at Pocono Downs (“Pocono Downs”), a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, and several off-track wagering (“OTW”) facilities located elsewhere in Pennsylvania. The Authority views Mohegan Sun and the properties owned by the Pocono Downs Entities as separate operating segments.

Mohegan Ventures-NW and the Tribe hold 49.15% and 7.85% membership interests in Salishan-Mohegan, LLC (“Salishan-Mohegan”), respectively, formed with an unrelated third party to participate in a proposed development and management of a casino to be owned by the federally recognized Cowlitz Indian Tribe of Washington (the “Cowlitz Tribe”) and to be located in Clark County, Washington (the “Cowlitz Project”).

MVW and Mohegan Ventures, LLC (“MV”), a wholly-owned subsidiary of the Tribe, hold 85.40% and 14.60% membership interests in Wisconsin Tribal Gaming, LLC (“WTG”), respectively, formed to participate in a proposed development of a casino to be owned by the federally recognized Menominee Indian Tribe of Wisconsin (the “Menominee Tribe”) and to be located in Kenosha, Wisconsin (the “Menominee Project”).

MTGA Gaming and the Tribe hold 49.00% and 51.00% membership interests in Mohegan Gaming & Hospitality, LLC (“MG&H”), respectively. MG&H was formed to evaluate and pursue new business opportunities on behalf of the Authority and the Tribe. MG&H holds a 100.00% membership interest in Mohegan Resorts, LLC (“Mohegan Resorts”), which in turn holds a 100.00% membership interest in Mohegan Resorts Mass, LLC (“MRM”), formed to evaluate potential gaming opportunities in the Commonwealth of Massachusetts. Mohegan Resorts also holds a 100.0% membership interest in Mohegan Resorts Kansas, LLC (“MRK”), formed in connection with an effort, ended in September 2008, to secure a gaming license for the development of a gaming facility to be located in the State of Kansas. It is anticipated that certain of the Authority’s and the Tribe’s future diversification efforts will be conducted, directly or indirectly, through MG&H and Mohegan Resorts.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Authority and its majority and wholly-owned subsidiaries and entities. In accordance with the Financial Accounting Standard Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51” (“FIN 46”), the accounts of Salishan-Mohegan are consolidated into the accounts of Mohegan Ventures-NW, and the accounts of MG&H, Mohegan Resorts, MRK and MRM are consolidated into the accounts of MTGA Gaming, as Mohegan Ventures-NW and MTGA Gaming are deemed to be the primary beneficiaries. In consolidation, all intercompany balances and transactions are eliminated.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The most significant estimates included in the accompanying consolidated financial statements relate to the assessment of impairment of goodwill and impairment and useful lives of intangible assets, estimated collectibility of receivables, the relinquishment liability, the liability associated with unredeemed Player’s Club points and employee medical coverage and workers’ compensation self-insurance reserves. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the fiscal years 2007 and 2006 consolidated financial statements have been reclassified to conform to the fiscal year 2008 presentation.

Cash and Cash Equivalents

The Authority classifies deposits that can be redeemed on demand and investments with an original maturity of three months or less when purchased as cash and cash equivalents. Cash equivalents are carried at cost, which approximates market value. At September 30, 2008 and 2007, the Authority had cash and cash equivalents of $83.8 million and $104.7 million, respectively. For reporting purposes, cash and cash equivalents include all operating cash and in-house funds.

Restricted Cash

The Authority classifies cash that is contractually restricted as to its withdrawal or usage as restricted cash. Restricted cash relates to a building permit fee dispute with Township of Plains, PA. There are no contractual requirements regarding the investment of funds, but funds are held in cash. Interests or earnings on the account balance are payable to the Authority. The Authority expects this dispute to be settled within the next 12 months.

Receivables

Accounts receivable consists primarily of casino receivables, which represent credit extended to approved casino customers, and hotel and other non-gaming receivables. The Authority maintains an allowance for doubtful accounts which is based on management’s estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the creditworthiness of the customer. Future business or economic trends could affect the collectibility of these receivables.

Receivables from affiliates, which are recorded in other assets in the accompanying consolidated balance sheets, consist primarily of reimbursable costs and expenses incurred by Salishan-Mohegan for the Cowlitz Project (see Note 14) and WTG for the Menominee Project (see Note 13). The Salishan-Mohegan receivables are payable upon: (1) the receipt of necessary financing for the development of the proposed casino, and (2) the related property being taken into trust by the United States Department of the Interior. Due to the inherent uncertainty in the development of the Cowlitz Project, the Authority maintains a reserve for doubtful collection of the Salishan-Mohegan receivables, which is based on management’s estimate of the probability that the receivables will be collected. Future complications in the receipt of financing, the relevant land being taken into trust or other matters affecting the Cowlitz Project could affect the collectibility of the receivables. The WTG receivables are payable upon the receipt of necessary financing for the development of the proposed casino. The WTG receivables are fully reserved at September 30, 2008 (see Note 13).

Inventories

Inventories are stated at the lower of cost or market and consist principally of food and beverage, retail, hotel and operating supplies. Cost is determined using an average cost method. The Authority reduces the carrying value of slow moving inventory to net realizable value, which is based on management’s estimate of the amount of inventory that may not be used in future casino operations considering the length of time items are held in inventory and information management obtains regarding the plans to utilize this inventory. Future business trends could affect the timely use of inventories.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets, other than land, using the straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Useful life estimates of asset categories are as follows:

Buildings and land improvements	40 years

Furniture and equipment	3 - 7 years

The costs of significant improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the determination of net income.

In accordance with the Financial Accounting Standards Board (the “FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the carrying value of the

Authority’s assets is reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on current and future levels of income and expected future cash flows, as well as other factors, such a loss will be recognized in the consolidated statement of income. The Authority reviewed the relevant assets, including those related to the suspension of Mohegan Sun’s expansion project (“Project Horizon”), at September 30, 2008 and 2007 and determined that no impairment existed (see Note 10).

Capitalized Interest

The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Authority’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), the goodwill associated with the acquisition of the Pocono Downs Entities is not subject to amortization. The goodwill is assessed at least annually for impairment pursuant to SFAS 142 by comparing the fair value of the recorded assets to their carrying amount. If the carrying amount of the goodwill exceeds its fair value, an impairment loss will be recognized immediately. The Authority assessed the goodwill for impairment using an income approach and determined that no impairment existed at September 30, 2008 and 2007. The income approach requires the Authority to make assumptions regarding future revenues and expenses, discount rates and the terminal value of the Pocono Downs Entities. As a result of a reduction in estimated future revenues and associated cash flows due to the current economic conditions, and an increase in the weighted average cost of capital, the amount by which the estimated fair value of the Pocono Downs Entities exceeds its book value has decreased from the prior fiscal year. If estimates of projected cash flows of the Pocono Downs Entities are not met, the goodwill may be impaired and subject to a non-cash write-down, which could have a material adverse impact on the accompanying consolidated financial statements.

Other Intangible Assets

In January 2005, the Authority and its wholly-owned subsidiary, MCV-PA, acquired all the partnership interests in the Pocono Downs Entities. As part of the acquisition, Downs Racing gained the right to apply for a Category One slot machine license. The right to apply for the license was determined by management to be an intangible asset with an indefinite useful life. Management, with assistance from an independent valuation firm, estimated the fair value of the intangible asset to be $214.0 million (see Note 10). The valuation firm used the Income Approach—Excess Earnings Method. Conditional and permanent Category One slot machine licenses were granted to and approved for Downs Racing by the Pennsylvania Gaming and Control Board (the “PGCB”) in September 2006 and December 2006, respectively. A one-time slot machine license fee of $50.0 million was paid to the PGCB in October 2006, which was added to the existing slot license intangible asset of $214.0 million. The total slot license intangible asset of $264.0 million, with an indefinite useful life, is included in the accompanying consolidated balance sheets. The slot license intangible asset is assessed at least annually for impairment pursuant to SFAS 142. The Authority assessed the slot license intangible asset for impairment at September 30, 2008 and 2007 and determined that no impairment existed. If estimates of projected cash flows of the Pocono Downs entities are not met, the slot license intangible asset may be impaired and subject to a non-cash write-down, which could have a material adverse impact on the accompanying consolidated financial statements.

In connection with the Relinquishment Agreement (see Note 11), Trading Cove Associates (“TCA”) granted the Authority an exclusive, irrevocable, perpetual, world-wide and royalty-free license with respect to trademarks and other similar rights, including the “Mohegan Sun” name used at or developed for Mohegan Sun. The Mohegan Sun trademark was appraised by an independent valuation firm to have a value of $130.0 million and is included as an intangible asset in the accompanying consolidated balance sheets. The independent valuation firm used the Income Approach—Relief from Royalty Method. In accordance with SFAS 142, the Mohegan Sun trademark is no longer subject to amortization as it is deemed to have an indefinite useful life. The Mohegan Sun trademark is assessed at least annually for impairment pursuant to SFAS 142. The Authority assessed the Mohegan Sun trademark for impairment at September 30, 2008 and 2007 and determined that no impairment existed. The balance of the Mohegan Sun trademark is as follows (in thousands):

	As of September 30,
	2008	2007

Trademark	$130,000	$130,000

Accumulated amortization	(10,308)	(10,308)

Trademark, net	$119,692	$119,692

In January 2003, MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. As part of the acquisition, management, with the assistance from an independent valuation firm, estimated the fair value of the initial player roster to be $4.8 million and the remaining $5.5 million of MBC’s aggregate investment was recognized as a franchise value. Refer to Note 15 for further discussion regarding the Authority’s accounting for these intangible assets.

In March 2007, WTG purchased the development rights for the Menominee Project, along with certain other assets, and assumed certain liabilities from Kenesah Gaming Development, LLC. The development rights, determined by management to be an intangible asset with an estimated fair value of $3.7 million, are included in the accompanying consolidated balance sheet as of September 30, 2007. At acquisition, the development rights intangible asset was determined to be amortized on a straight line basis over its estimated useful life of seven years, which was anticipated to commence upon the opening of the proposed casino. However, during 2008, an impairment charge was recorded to reduce the development rights intangible asset to $0 following the issuance of new guidance by the Bureau of Indian Affairs on its policy for taking off-reservation land into trust for gaming purposes and an unfavorable decision by the United States Department of the Interior to reject the Menominee Tribe’s request to suspend review of their application to take off-reservation land into trust in connection with the Menominee Project and a federal court’s subsequent refusal to issue a temporary restraining order to prevent the United States Department of the Interior from taking further action on the application. While the Authority expects to continue to support and pursue the Menominee Project, it believes, these actions decreased the probability that the Menominee Tribe will obtain the necessary regulatory approvals in order to proceed with the Menominee Project. Refer to Note 13 for further discussion regarding the Authority’s accounting for this intangible asset.

In May 2007, Mohegan Golf completed the acquisition of substantially all of the assets of Pautipaug Country Club Inc. (“PCC”), including a membership intangible asset resulting from the contractual agreement with PCC’s members established at the time of acquisition, valued at $1.7 million. The membership intangible asset is assessed at least annually for impairment pursuant to SFAS 142. The Authority assessed the membership intangible asset for impairment at September 30, 2008 and 2007 and determined that no impairment existed. Refer to Note 12 for further discussion regarding the Authority’s accounting for this intangible asset.

Deferred Financing Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the related debt agreements using the straight-line method, which approximates the effective interest method. The unamortized amounts are included in other assets in the accompanying consolidated balance sheets.

Unredeemed Player’s Club Points

The Authority maintains an accrual for unredeemed Player’s Club points. The accrual is based on the estimated cost of the points expected to be redeemed as of the respective balance sheet date. Management determines the adequacy of this accrual by periodically evaluating the historical redemption experience and projected trends related to this accrual. Actual results could differ from those estimates.

Self-insurance Accruals

The Authority is self-insured up to certain limits for costs associated with workers’ compensation, general liability and employee medical coverage. Liabilities for insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred but not reported claims. These accruals are included in other current liabilities in the accompanying consolidated balance sheets. In estimating these costs, the Authority considers historical loss experience and makes judgments about the expected levels of costs per claim. The Authority also uses information provided by independent consultants to assist in the determination of estimated accruals. These claims are accounted for based on estimates of the undiscounted claims, including those claims incurred but not reported. The Authority believes the use of these estimates to account for these liabilities provides a consistent and effective way to measure these accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. The Authority continually monitors the potential changes in future estimates, evaluates insurance accruals and makes adjustments when necessary.

Relinquishment Liability

The Authority, in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”), has recorded a relinquishment liability of the estimated present value of its obligations under the Relinquishment Agreement (see Note 11). The Authority reassesses projected revenues, subject to the Relinquishment Agreement, and consequently the relinquishment liability: (i) annually in conjunction with the Authority’s budgeting process, and (ii) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. If the reassessment causes an overall increase to the projected revenues over the relinquishment period, the relinquishment liability will be increased by five percent of such increase in revenues, discounted at the Authority’s risk-free rate of investment, an incremental layer. If the reassessment causes an overall decrease to the projected revenues over the relinquishment period, the relinquishment liability will be decreased by five percent of such decrease in revenues, discounted based upon a weighted-average discount rate, a decremental layer. The weighted-average discount rate is defined as the average discount rate used to discount all the previous incremental layers weighted by the amount of each such incremental layer. Further, the Authority records a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since there is a high level of estimation and judgment (including those related to estimates of future revenue projections and impact and timing of future competition) used with respect to calculating this liability, future events that affect such estimates and judgments may cause the actual liability to differ significantly from the estimate.

Fair Value of Financial Instruments

The fair value amounts presented below are reported to satisfy the disclosure requirements of SFAS No. 107, “Disclosures about Fair Values of Financial Instruments” (“SFAS 107”), and are not necessarily indicative of the amounts that the Authority could realize in a current market exchange.

The carrying amount of cash and cash equivalents, promissory notes, mortgages and bank financing facilities approximate fair value. The fair value of the Authority’s other financing facilities is as follows (in millions):

	As of September 30,
	2008	2007

2005 6 1/ 8% Senior Notes	$206.6	$239.7

2001 8 3/ 8% Senior Subordinated Notes	$16.3	$16.3

2002 8% Senior Subordinated Notes	$206.6	$254.1

2003 6 3/ 8% Senior Subordinated Notes	$313.5	$326.7

2004 7 1/ 8% Senior Subordinated Notes	$158.9	$225.3

2005 6 7/ 8% Senior Subordinated Notes	$102.8	$146.8

The estimated fair value of the Authority’s other financing facilities was based on quoted market prices on or about September 30, 2008 and 2007.

Revenue Recognition

The Authority recognizes gaming revenue as amounts wagered less prizes paid out, and is comprised primarily of revenues from slot machines and table games. Revenues from food and beverage, hotel, retail, entertainment events and other services are recognized at the time the service is performed. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds.

Promotional Allowances

The Authority operates a complimentary Player’s Club program in which food and beverage, hotel, retail, entertainment and other services are provided to guests at Mohegan Sun and Pocono Downs based on points that are earned through gaming activities. The retail value of these complimentary items is included in gross revenues when redeemed at Authority-operated facilities and then deducted as promotional allowances to arrive at net revenues. The cost associated with reimbursing third parties for the value of these complimentary items redeemed at third party facilities is charged to gaming expenses.

In addition, the Authority has ongoing promotional programs which offer coupons to its guests for the purchase of food and beverage, hotel and retail amenities offered at Mohegan Sun and Pocono Downs, as applicable. The retail value of items or services purchased with coupons at Authority-operated facilities within Mohegan Sun and Pocono Downs is included in gross revenues and the respective coupon value is deducted as promotional allowances to arrive at net revenues. The cost associated with reimbursing third parties for the value of coupons redeemed at third party facilities is charged to gaming expenses.

The retail value of providing promotional allowances is included in revenues as follows (in thousands):

	For the Fiscal Years Ended September 30,
	2008	2007	2006

Food and beverage	$49,616	$48,138	$46,894

Hotel	15,246	16,385	17,356

Retail, entertainment and other	70,693	67,323	60,667

Total	$135,555	$131,846	$124,917

The estimated cost of providing promotional allowances is included in operating costs and expenses, primarily gaming, as follows (in thousands):

	For the Fiscal Years Ended September 30,
	2008	2007	2006

Food and beverage	$52,269	$49,243	$48,352

Hotel	8,048	8,866	8,734

Retail, entertainment and other	61,116	54,781	46,874

Total	$121,433	$112,890	$103,960

The Authority records free or discounted food and beverage and other services in accordance with Emerging Issues Task Force Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” The Authority also offers cash inducements and discounts on patron losses at Mohegan Sun in certain circumstances that result in a reduction to gaming revenues. The offsets to gaming revenues were $21.1 million, $10.3 million and $11.2 million relating to discounts provided on patron losses for fiscal years ending September 30, 2008, 2007 and 2006, respectively, and $1.2 million, $752,000 and $577,000 relating to Player’s Club points redeemed for cash for the fiscal years ended September 30, 2008, 2007 and 2006, respectively.

Gaming Expenses

Gaming expenses primarily include the portion of gross slot revenues which must be paid to the State of Connecticut and the Pennsylvania Gaming Control Board (the “PGCB”), which are referred to as slot win contribution and slot machine tax assessments, respectively, labor costs, expenses associated with operation of slot machines, table games, keno, live harness racing at Pocono Downs and racebook, certain marketing expenses, and promotional expenses for the Player’s Club programs offered at Mohegan Sun and Pocono Downs.

Advertising

The Authority expenses the production costs of advertising the first time the advertising takes place. Prepaid rental fees associated with billboard advertising are capitalized and amortized over the term of the related rental agreement. Total advertising costs for the fiscal years ended September 30, 2008, 2007 and 2006 were $43.3 million, $42.7 million and $39.3 million, respectively. The Authority did not record any prepaid advertising at September 30, 2008 and 2007.

Corporate Expenses

Corporate expenses represent an allocation of governmental and certain administrative services provided by the Tribe, payroll costs, professional fees and various other expenses not directly related to the Authority’s operations at Mohegan Sun or Pocono Downs. In addition, Corporate expenses include the costs associated with the Authority’s various gaming diversification efforts, which are expensed as incurred, except when reimbursable by a third party.

Pre-Opening Costs and Expenses

For the fiscal years ended September 30, 2008, 2007 and 2006, pre-opening costs and expenses consisted primarily of direct incremental personnel, consulting and other costs associated with the development of a Phase I and II gaming facility at Pocono Downs and the construction of the Casino of the Wind component of Project Horizon at Mohegan Sun. Construction of the Phase I facility commenced in September 2005 and was completed in November 2006, while construction of the Phase II facility (“Project Sunrise”) commenced in May 2007 and was completed in July 2008. Construction of Casino of the Wind commenced in June 2007 and was completed in August 2008. In accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities,” pre-opening costs and expenses were expensed as incurred.

Income Taxes

The Tribe is a sovereign Indian nation with independent legal jurisdiction over its people and its lands. Like other sovereign governments, the Tribe and its entities, including the Authority, are not subject to federal, state or local income taxes.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. However, the FASB provided a one year deferral for the implementation of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The Authority does not believe the adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides entities with the option to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This standard is intended to expand the use of fair value measurement but does not require any new fair value measurements. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Authority does not believe the adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”) and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 141(R) requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values and changes other practices under SFAS 141. SFAS 141(R) also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. SFAS 160 requires entities to report non-controlling (minority) interests in subsidiaries as equity in the consolidated financial statements. The Authority is required to adopt SFAS 141(R) and SFAS 160 simultaneously in its fiscal year beginning October 1, 2009. The provisions of SFAS 141(R) will only impact the Authority if it is party to a business combination after the pronouncement has been adopted. The Authority is currently evaluating the potential impact, if any, that SFAS 160 may have on its financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”)—an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 161 requires enhanced disclosures for derivative instruments and hedging activities, including disclosures regarding how: (i) an entity uses derivative instruments; (ii) derivative instruments and related hedged items are accounted for under SFAS 133; and (iii) derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Authority is currently evaluating the potential impact, if any, that SFAS 161 may have on its financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Authority is currently evaluating the potential impact, if any, that SFAS 162 may have on its financial position, results of operations and cash flows.

NOTE 3—RECEIVABLES, NET:

Components of receivables, net are as follows (in thousands):

	As of September 30,
	2008	2007

Gaming	$45,706	$21,559

Hotel	1,162	1,263

Other	6,721	6,197

Subtotal	53,589	29,019

Allowance for doubtful accounts	(12,843)	(4,014)

Total receivables, net	$40,746	$25,005

NOTE 4—PROPERTY AND EQUIPMENT, NET:

Components of property and equipment, net are as follows (in thousands):

	As of September 30,
	2008	2007

Land	$64,439	$57,247

Land improvements	63,226	48,313

Buildings and improvements	1,600,108	1,332,138

Furniture and equipment	493,909	426,330

Construction in process	91,762	75,898

Subtotal	2,313,444	1,939,926

Less: accumulated depreciation	(620,042)	(538,720)

Total property and equipment, net	$1,693,402	$1,401,206

For the fiscal years ended September 30, 2008, 2007 and 2006, depreciation expense totaled $97.9 million, $92.8 million and $87.2 million, respectively. Capitalized interest totaled $6.5 million, $1.7 million and $1.2 million for the fiscal years ended September 30, 2008, 2007 and 2006, respectively.

On September 22, 2008, the Authority announced the suspension of the hotel, retail and parking garage elements of Project Horizon due to a slowdown in its business volumes and uncertainties in the financial markets resulting from the ongoing national economic recession. As of September 30, 2008, construction in process includes assets totaling $80.6 million related to Project Horizon, including the suspended elements. The Authority intends to re-evaluate the feasibility of the suspended elements in approximately 12 months, but currently believes that the suspension related assets included in construction in process have a future benefit. The Authority reviewed the carrying value of these assets in accordance with SFAS 144 and determined that no impairment existed at September 30, 2008 and 2007. Refer to Note 10.

NOTE 5—OTHER CURRENT ASSETS AND OTHER CURRENT LIABILITIES:

Components of other current assets are as follows (in thousands):

	As of September 30,
	2008	2007

Non-qualified deferred compensation	$11,675	$11,768

Current portion of Pocono Downs purchase settlement	6,950	6,950

Prepaid expenses	9,099	7,273

Total other current assets	$27,724	$25,991

Components of other current liabilities are as follows (in thousands):

	As of September 30,
	2008	2007

Accrued payroll and related taxes and benefits	$51,600	$60,930

Slot win contribution payable (see Note 10)	16,751	19,317

Miscellaneous other current liabilities	73,060	65,205

Total other current liabilities	$141,411	$145,452

NOTE 6—FINANCING FACILITIES:

Financing facilities consist of the following (in thousands):

	As of September 30,
	2008	2007

Bank Credit Facility	$300,000	$33,000

2005 6 1/8% Senior Notes	250,000	250,000

2001 8 3/8% Senior Subordinated Notes	16,345	16,345

2002 8% Senior Subordinated Notes	250,000	250,000

2003 6 3/8% Senior Subordinated Notes	330,000	330,000

2004 7 1/8% Senior Subordinated Notes	225,000	225,000

2005 6 7/8% Senior Subordinated Notes	150,000	150,000

WNBA Promissory Note	3,000	4,000

Line of Credit	2,938	16,591

Salishan Credit Facility	21,000	17,250

Menominee Kenosha Gaming Authority Note Payable (see Note 13)	600	600

Subtotal	1,548,883	1,292,786

Net deferred gain on derivative instruments sold	1,369	914

Total debt	$1,550,252	$1,293,700

Maturities of the Authority’s debt as of September 30, 2008 are as follows (in thousands):

Fiscal Years	Long-Term Debt Maturities

2009	$27,938

2010	62,500

2011	137,345

2012	695,500

2013	250,000

Thereafter	375,600

Total	$1,548,883

Prior Bank Credit Facility

In March 2007, the Authority extinguished its Amended and Restated Loan Agreement dated March 25, 2003, as amended (the “Prior Bank Credit Facility”). In connection with the extinguishment of the Prior Bank Credit Facility, certain unamortized debt issuance costs totaling $71,000 were charged as a write-off of debt issuance costs in the accompanying consolidated statement of income for the fiscal year ended September 30, 2007.

Bank Credit Facility

In March 2007, the Authority entered into a Second Amended and Restated Loan Agreement (the “Bank Credit Facility”) providing for up to $1.0 billion in borrowing capacity from a syndicate of 23 financial institutions and commercial banks, with Bank of America, N.A. serving as Administrative Agent. This Bank Credit Facility replaced the Prior Bank Credit Facility. The five-year senior secured revolving credit facility included a $300.0 million term loan conversion provision which was triggered upon the initial accumulation of $300.0 million in total borrowings on the Bank Credit Facility on August 15, 2008. The term loan requires principal payments in quarterly installments of $750,000 beginning December 31, 2008 through the maturity date of March 9, 2012, upon which the remaining balances outstanding on the term loan and any revolving loans are payable. Refer to information below and Note 19 for further discussion of the Bank Credit Facility as amended by subsequent event. As of September 30, 2008, the amount under Letters of Credit issued pursuant to the Bank Credit Facility totaled $7.2 million, of which no amount was drawn (refer to “Letters of Credit” below). Inclusive of the term loan and Letters of Credit, which reduce borrowing availability under the Bank Credit Facility, the Authority had approximately $692.8 million of borrowing capacity under the Bank Credit Facility as of September 30, 2008, without taking into account covenants under the bank credit facility and the amended bank credit facility, the line of credit and note indentures. Considering restrictive financial covenants under our bank credit facility and note indentures, the amount available for borrowings approximated $85.0 million under the bank credit facility as of September 30, 2008.

In February 2008, the Authority received requisite consent from its lenders to Amendment No. 1 to its Bank Credit Facility. Amendment No. 1, among other things, provided for increases in the permitted capital expenditures for Project Horizon and Project Sunrise from $800.0 million and $200.0 million, respectively, to $950.0 million and $215.0 million, respectively. Amendment No. 1 also modified the Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants to conform with the increase in projected expenditures and the change in the projected completion dates for Project Horizon and Project Sunrise.

At the Authority’s option, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month, six-month or twelve-month Eurodollar rate, plus in either case, the Applicable Rate based on the Authority’s Total Leverage Ratio, as each term is defined in the Bank Credit Facility, at the time each loan is made. The Authority also pays commitment fees for the unused portion of the revolving loan on a quarterly basis equal to the product obtained by multiplying the Applicable Rate for commitment fees by the average daily unused commitment for that calendar quarter. The Applicable Rate for base rate advances is between 0.000% and 1.375%, and the Applicable Rate for Eurodollar rate advances is between 1.250% and 2.625%. The Applicable Rate for commitment fees is between 0.200% and 0.350%. The base rate is the higher of Bank of America’s announced prime rate or the federal funds rate plus 0.50%. Interest on Eurodollar loans is payable at the end of each applicable interest period or quarterly in arrears, if earlier. Interest on base rate advances is payable quarterly in arrears. As of September 30, 2008, the Authority had a $300.0 million Eurodollar rate loan and no base rate loan outstanding. The Eurodollar rate loan outstanding at September 30, 2008 was based on a one-month Eurodollar rate of 3.704% plus an Applicable Rate of 2.125%. The Applicable Rate for commitment fees was 0.300% as of September 30, 2008. Accrued interest, including commitment fees, on the Bank Credit Facility was $89,000 and $96,000 as of September 30, 2008 and September 30, 2007, respectively.

The Bank Credit Facility is collateralized by a lien on substantially all of the Authority’s assets, including the assets comprising Pocono Downs and a leasehold mortgage on the land previously taken into trust by the federal government and improvements which comprise Mohegan Sun. The Authority will also be required to pledge additional assets as collateral for the Bank Credit Facility as it or its guarantor subsidiaries acquire them. The Authority’s obligations under the Bank Credit Facility are guaranteed by MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, WTG and MTGA Gaming. The Bank Credit Facility subjects the Authority to a number of restrictive covenants, including financial covenants. These financial covenants relate to, among other things, its permitted total debt and senior debt leverage ratios, its minimum fixed charge coverage ratio, its maximum capital expenditures and a periodic test which ensures that the Authority has sufficient liquidity under its Bank Credit Facility and other allowed borrowings, projected cash flows over applicable construction periods and existing cash and cash equivalents to cover planned construction expenditures. Refer to Note 19 for further discussion of the Amended Bank Credit Facility.

The Bank Credit Facility includes non-financial covenants by the Authority and the Tribe of the type customarily found in loan agreements for similar transactions including requirements that:

•	the Tribe preserves its existence as a federally recognized Indian tribe;

•	the Tribe cause the Authority to continually operate Mohegan Sun in compliance with all applicable laws; and

•

except under specific conditions, limit the Authority from selling or disposing of its assets, limit the transfer of the Authority’s and its guarantor subsidiaries’ assets to non-guarantor entities, limit the incurrence by the Authority and its guarantor subsidiaries of other debt or contingent obligations and limit the Authority’s and its guarantor subsidiaries’ ability to extend credit, make investments or commingle their assets with assets of the Tribe.

As of September 30, 2008, the Authority and the Tribe were in compliance with all of their respective covenant requirements in the Bank Credit Facility.

On December 10, 2008, the Authority entered into an amendment to the terms of the Bank Credit Facility pursuant to a Third Amended and Restated Loan Agreement (the “Amended Bank Credit Facility”) following the suspension of Project Horizon. Among other things, the Amended Bank Credit Facility reduced the overall size of the credit facility from $1.0 billion to $850.0 million, reduced the term loan from $300.0 million to $150.0 million and reduced the increase option from $250.0 million to $150.0 million. Factoring in the reduction in the size of our bank credit facility from $1.0 billion to $850.0 million, our borrowing capacity effectively was reduced to approximately $542.8 million under the amended bank credit facility from approximately $692.8 million under the bank credit facility as of September 30, 2008, without taking into account covenants under the Bank Credit Facility and Amended Bank Credit Facility, as applicable, and note indentures. Pursuant to the amendment, the proceeds of the Amended Bank Credit Facility may also be used to repay the Authority’s 6  3/8% $330.0 million Senior Subordinated Notes at maturity on July 15, 2009. It is the Authority’s intent to utilize the Amended Bank Credit Facility to repay the 6  3/8% $330.0 million Senior Subordinated Notes at maturity. Refer to Note 19 for further discussion of the Amended Bank Credit Facility.

2005 6  1/8% Senior Notes

In February 2005, the Authority issued $250.0 million Senior Notes with fixed interest payable at a rate of 6.125% per annum (the “2005 Senior Notes”). The net proceeds from this financing were used to repay amounts outstanding under the Prior Bank Credit Facility and to pay fees and expenses associated with the issuance. The 2005 Senior Notes mature on February 15, 2013. The first call date for the 2005 Senior Notes is February 15, 2009. Interest on the 2005 Senior Notes is payable semi-annually on February 15 and August 15. The 2005 Senior Notes are uncollateralized general obligations of the Authority, which are effectively subordinated to all of the existing and future senior secured indebtedness of the Authority, including the Bank Credit Facility. The 2005 Senior Notes rank equally in right of payment with 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing and rank senior to the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing, the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes, the 2004 Senior Subordinated Notes and the 2005 Senior Subordinated Notes. MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, WTG and MTGA Gaming are guarantors of the 2005 Senior Notes. Refer to Note 18 for condensed consolidating financial information of the Authority and its guarantor subsidiaries and non-guarantor entities. As of September 30, 2008 and September 30, 2007, accrued interest on the 2005 Senior Notes was $1.9 million.

2001 8  3/8% Senior Subordinated Notes

In July 2001, the Authority issued $150.0 million Senior Subordinated Notes with fixed interest payable at a rate of 8.375% per annum (the “2001 Senior Subordinated Notes”). The proceeds from this financing were used to pay transaction costs, pay down $90.0 million on the then existing bank credit facility and fund costs related to Project Sunburst. Interest on the 2001 Senior Subordinated Notes is payable semi-annually on January 1 and July 1. The 2001 Senior Subordinated Notes mature on July 1, 2011. The first call date for the 2001 Senior Subordinated Notes was July 1, 2006. The 2001 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the 2005 Senior Notes and in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2001 Senior Subordinated Notes rank equally with the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes, the 2004 Senior Subordinated Notes, the 2005 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC is a guarantor of the 2001 Senior Subordinated Notes. Refer to Note 18 for condensed consolidating financial information of the Authority and its guarantor subsidiaries and non-guarantor entities.

In August 2004, the Authority completed a cash tender offer and consent solicitation to repurchase any or all of its outstanding 2001 Senior Subordinated Notes. As part of the tender offer, the Authority solicited and received requisite consents to certain proposed amendments to the indentures governing the 2001 Senior Subordinated Notes, which eliminated substantially all of the restrictive covenants thereunder. The aggregate principal amount of 2001 Senior Subordinated Notes tendered was $133.7 million. An aggregate principal amount of $16.3 million of the 2001 Senior Subordinated Notes remain outstanding as of September 30, 2008. As of September 30, 2008 and September 30, 2007, accrued interest on the 2001 Senior Subordinated Notes was $342,000.

2002 8% Senior Subordinated Notes

In February 2002, the Authority issued $250.0 million Senior Subordinated Notes with fixed interest payable at a rate of 8.000% per annum (the “2002 Senior Subordinated Notes”). The proceeds from this financing were used to pay transaction costs and pay down $243.0 million on the then existing bank credit facility. Interest on the 2002 Senior Subordinated Notes is payable semi-annually on April 1 and October 1. The 2002 Senior Subordinated Notes mature on April 1, 2012. The first call date for the 2002 Senior Subordinated Notes was April 1, 2007. The 2002 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the 2005 Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2002 Senior Subordinated Notes rank equally with the 2001 Senior Subordinated Notes, the 2003 Senior Subordinated Notes, the 2004 Senior Subordinated Notes, the 2005 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, WTG and MTGA Gaming are guarantors of the 2002 Senior Subordinated Notes. Refer to Note 18 for condensed consolidating financial information of the Authority and its guarantor subsidiaries and non-guarantor entities. As of September 30, 2008 and September 30, 2007, accrued interest on the 2002 Senior Subordinated Notes was $10.0 million.

2003 6  3/8% Senior Subordinated Notes

In July 2003, the Authority issued $330.0 million Senior Subordinated Notes with fixed interest payable at a rate of 6.375% per annum (the “2003 Senior Subordinated Notes”). The proceeds from this financing were used to repurchase substantially all of the outstanding $300.0 million 8.750% Senior Subordinated Notes issued in March 1999 and to pay fees and expenses associated with the issuance. Interest on the 2003 Senior Subordinated Notes is payable semi-annually on January 15 and July 15. The 2003 Senior Subordinated Notes mature on July 15, 2009. The Authority has the option of repaying the 2003 Senior Subordinated Notes at maturity with proceeds from the Amended Bank Credit Facility as described in Note 19. In accordance with SFAS No. 6,

“Classification of Short-Term Obligations Expected to Be Refinanced” (“SFAS No. 6”), the Authority has classified the 2003 Senior Subordinated Notes as long-term debt for financial reporting purposes based on the Authority’s intent and ability to refinance this debt on a long-term basis through the use of proceeds from the Amended Bank Credit Facility. The 2003 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the 2005 Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2003 Senior Subordinated Notes rank equally with the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes, the 2004 Senior Subordinated Notes, the 2005 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, WTG and MTGA Gaming are guarantors of the 2003 Senior Subordinated Notes. Refer to Note 18 for condensed consolidating financial information of the Authority and its guarantor subsidiaries and non-guarantor entities. As of September 30, 2008 and September 30, 2007, accrued interest on the 2003 Senior Subordinated Notes was $4.4 million.

2004 7  1 /8% Senior Subordinated Notes

In August 2004, the Authority issued $225.0 million Senior Subordinated Notes with fixed interest payable at a rate of 7.125% per annum (the “2004 Senior Subordinated Notes”). The net proceeds from this financing, together with $130.0 million of availability under the Prior Bank Credit Facility, were used to repurchase substantially all of the outstanding 2001 Senior Subordinated Notes and substantially all of the outstanding 1999 Senior Notes tendered in the tender offers described above and to pay fees and expenses associated with the issuance. The 2004 Senior Subordinated Notes mature on August 15, 2014. The first call date for the 2004 Senior Subordinated Notes is August 15, 2009. Interest on the 2004 Senior Subordinated Notes is payable semi-annually on February 15 and August 15. The 2004 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the 2005 Senior Notes and, in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2004 Senior Subordinated Notes rank equally with the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes, the 2005 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, WTG and MTGA Gaming are guarantors of the 2004 Senior Subordinated Notes. Refer to Note 18 for condensed consolidating financial information of the Authority and its guarantor subsidiaries and non-guarantor entities. As of September 30, 2008 and September 30, 2007, accrued interest on the 2004 Senior Subordinated Notes was $2.0 million.

2005 6  7/8% Senior Subordinated Notes

In February 2005, the Authority issued $150.0 million Senior Subordinated Notes with fixed interest payable at a rate of 6.875% per annum (the “2005 Senior Subordinated Notes”). The net proceeds from this financing were used to repay amounts outstanding under the Prior Bank Credit Facility and to pay fees and expenses associated with the issuance. The 2005 Senior Subordinated Notes mature on February 15, 2015. The first call date for the 2005 Senior Subordinated Notes is February 15, 2010. Interest on the 2005 Senior Subordinated Notes is payable semi-annually on February 15 and August 15. The 2005 Senior Subordinated Notes are uncollateralized general obligations of the Authority and are subordinated to the Bank Credit Facility, the 2005 Senior Notes and in a liquidation, bankruptcy or similar proceeding, 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. The 2005 Senior Subordinated Notes rank equally with the 2001 Senior Subordinated Notes, the 2002 Senior Subordinated Notes, the 2003 Senior Subordinated Notes, the 2004 Senior Subordinated Notes and the remaining 50% of the Authority’s payment obligations under the Relinquishment Agreement that are then due and owing. MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, WTG and MTGA Gaming are guarantors of the 2005 Senior Subordinated Notes. Refer to Note 18 for condensed consolidating financial information of the Authority and its guarantor subsidiaries and non-guarantor entities. As of September 30, 2008 and September 30, 2007, accrued interest on the 2005 Senior Subordinated Notes was $1.3 million.

The senior and senior subordinated note indentures contain certain financial and non-financial covenants with which the Authority and the Tribe must comply. The financial covenants include, among other things, limitations on restricted payments and the incurrence of indebtedness, while the non-financial covenants include, among other things, reporting obligations, compliance with laws and regulations and the Authority’s continued existence. As of September 30, 2008, both the Authority and the Tribe were in compliance with all of their respective covenant requirements in the senior and senior subordinated note indentures.

WNBA Promissory Note

The Authority and MBC are parties to a membership agreement with WNBA, LLC (the “Membership Agreement”). The Membership Agreement sets forth the terms and conditions pursuant to which MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. The Authority guaranteed the obligations of MBC under the Membership Agreement.

In consideration for this acquisition, MBC paid $2.0 million, with funds advanced from the Authority, and issued a promissory note to the WNBA (the “WNBA Note”) for $8.0 million. The WNBA Note accrues interest at an annual rate equal to a three-month Eurodollar rate plus 1.50%. The Authority guaranteed the obligations of MBC under the WNBA Note. Pursuant to the WNBA Note, principal payments of $1.0 million, subject to adjustment for certain revenue thresholds, and interest payments are required to be paid to the WNBA on each anniversary of the WNBA Note. The WNBA Note is scheduled to mature in January 2011, but will mature no later than January 2013. As of September 30, 2008 and September 30, 2007, the principal balance outstanding on the WNBA Note was $3.0 million and $4.0 million, respectively. As of September 30, 2008 and September 30, 2007, accrued interest on the WNBA Note was $94,000 and $187,000, respectively. Refer to Note 15 for a further discussion of the Authority’s investment in a WNBA franchise.

Line of Credit

The Authority has a $25.0 million revolving loan agreement with Bank of America (the “Line of Credit”). Each advance accrues interest on the basis of a one-month Eurodollar rate, plus the Applicable Margin determined on the basis of the Authority’s Leverage Ratio, as each term is defined in the Line of Credit. Borrowings under the Line of Credit are uncollateralized obligations of the Authority. The Line of Credit was amended in March 2008 to extend the maturity date from March 31, 2008 to March 31, 2009. As of September 30, 2008, the Authority had $2.9 million in loans outstanding under the Line of Credit, which were based on a one-month Eurodollar rate of 2.486% plus an Applicable Margin of 1.775%. The Line of Credit subjects the Authority to certain covenants, including a covenant to maintain at least $25.0 million available for borrowing under the Bank Credit Facility. As of September 30, 2008, the Authority was in compliance with all covenant requirements in the Line of Credit and had $22.1 million of borrowing capacity thereunder. As of September 30, 2008, there was no accrued interest on the Line of Credit. As of September 30, 2007, accrued interest on the Line of Credit was $17,000.

Letters of Credit

As of September 30, 2008, the Authority maintained five uncollateralized letters of credit, three of which are maintained to satisfy potential workers’ compensation liabilities, overdue pari-mutuel wagering tax liabilities of the Pocono Downs Entities and potential contractor and subcontractor liabilities relating to Project Horizon, and two of which related to road work at the Pocono Downs Entities. The letters of credit expire on various dates from January 2009 through September 2009, subject to renewals. As of September 30, 2008, no amounts were drawn on the letters of credit.

Salishan-Mohegan Bank Credit Facility

In October 2006, Salishan-Mohegan entered into a $25.0 million revolving loan agreement with Bank of America (the “Salishan Credit Facility”), which matures on September 30, 2009. The revolving loan has no mandatory amortization provisions and is payable in full at maturity. At the option of Salishan-Mohegan, each advance of loan proceeds accrues interest on the basis of a base rate or on the basis of a one-month, two-month, three-month or six-month Eurodollar rate, plus a spread of 1.250% for base rate loans and an Applicable Rate, as defined in the Salishan Credit Facility, of 2.250% for Eurodollar loans. The base rate is the higher of Bank of America’s announced prime rate or the federal funds rate plus 0.500%. The Salishan Credit Facility is collateralized by a lien on substantially all of the existing and future assets of Salishan-Mohegan. The obligations of Salishan-Mohegan under the Salishan Credit Facility are also guaranteed by the Tribe. The Salishan Credit Facility subjects Salishan-Mohegan to a number of restrictive covenants, including financial and non-financial covenants customarily found in loan agreements for similar transactions.

As of September 30, 2008, Salishan-Mohegan had $21.0 million in Eurodollar rate loans and no base rate loans outstanding. The Eurodollar rate loans outstanding at September 30, 2008 were comprised of: (1) a $17.8 million loan based on a one-month Eurodollar rate of 3.709% plus an Applicable Rate of 2.250%; (2) a $2.2 million loan based on a one-month Eurodollar rate of 2.488% plus an Applicable Rate of 2.250%; and (3) a $1.0 million loan based on a one-month Eurodollar rate of 3.704% plus an Applicable Rate of 2.250%. The Applicable Rate for commitment fees was 0.50% as of September 30, 2008. As of September 30, 2008, Salishan-Mohegan had $4.0 million of borrowing capacity under the Salishan Credit Facility. As of September 30, 2008 and September 30, 2007, accrued interest on the Salishan Credit Facility was $11,000 and $42,000, respectively.

Derivative Instruments

The Authority is considered an “end user” of derivative instruments and engages in derivative transactions from time to time for risk management purposes only. There were no derivative instruments held by the Authority as of September 30, 2008 and 2007.

Interest rate swap agreements hedging currently outstanding debt instruments of the Authority which qualified for hedge accounting in accordance with SFAS 133 and were designated as fair value hedges were sold in prior fiscal years for a net aggregate gain of $1.7 million. The $1.7 million net aggregate gain was deferred and added to the carrying value of the respective notes being hedged and is being amortized and recorded to interest expense over the remaining term of the respective notes. For the fiscal years ended September 30, 2008, 2007 and 2006, the Authority recorded amortization of $455,000, $455,000 and $444,000 to reduce interest expense related to the sale of these derivative instruments. The Authority expects to record $222,000 to offset interest expense over the next twelve months.

NOTE 7—LEASES:

The Authority leases space to certain tenants in The Shops at Mohegan Sun and certain other Mohegan Sun outlets. The Authority also leases, to third parties, the rights to utilize the Authority’s antenna on the Mohegan Sun Arena. The total minimum future rental income on non-cancelable leases expected to be earned by the Authority is as follows (in thousands):

	Fiscal Years Ending September 30,
	2009	2010	2011	2012	2013	Thereafter	Total

Minimum Future Rental Income	$4,851	$4,708	$4,625	$3,376	$2,478	$9,638	$29,676

In July 2008, the Authority entered into a land lease agreement with the Tribe relating to property located adjacent to the Tribe’s reservation that is currently used by Mohegan Sun’s employees for parking. The agreement requires the Authority to make monthly payments equaling $75,000 and expires on June 30, 2018. The Authority has classified this lease as a capital lease for financial reporting purposes due to the existence of a bargain purchase option at the expiration of the lease. As of September 30, 2008, the Authority is obligated under this capital lease to make future minimum lease payments of $8.8 million, including $1.5 million in interest. The Authority also is liable under numerous operating leases for equipment and buildings at the Pocono Downs Entities, which expire in various years through 2013, subject to renewal. Total rental expense for the Pocono Downs Entities was $5.9 million, $3.2 million and $424,000 for the fiscal years ended September 30, 2008, 2007 and 2006, respectively. The total minimum future rental expense on non-cancelable leases expected to be incurred by the Authority is as follows (in thousands):

	Fiscal Years Ending September 30,
	2009	2010	2011	2012	2013	Thereafter	Total

Minimum Future Rental Expense	$1,939	$1,094	$1,091	$1,084	$1,018	$4,275	$10,501

The Authority also has loaned funds to tenants related to The Shops at Mohegan Sun and certain other Mohegan Sun outlets. As of September 30, 2008 and 2007, outstanding tenant loans were $1.4 million and $2.0 million, respectively. These loans mature in periods between three and ten years. These amounts, net of allowance for doubtful accounts, have been included in other assets in the accompanying consolidated balance sheets.

NOTE 8—RELATED PARTY TRANSACTIONS:

The Tribe provides governmental and certain administrative services to the Authority in conjunction with the operation of Mohegan Sun. During the fiscal years ended September 30, 2008, 2007 and 2006, the Authority incurred $23.9 million, $21.5 million and $19.5 million, respectively, of expenses for such services.

The Tribe has entered into various land lease agreements with the Authority for access, parking and related purposes for Mohegan Sun. The Authority expensed $209,000, $262,000 and $262,000 relating to these land lease agreements for the fiscal years ended September 30, 2008, 2007 and 2006, respectively. In July 2008, the Authority entered into an additional land lease agreement with the Tribe relating to property located adjacent to the Tribe’s reservation that is currently used by Mohegan Sun’s employees for parking. The land lease agreement requires the Authority to make monthly payments equaling $75,000 until maturity on June 30, 2018. The Authority has classified this lease as a capital lease for financial reporting purposes due to the existence of a bargain purchase option at the expiration of the lease.

The Authority purchases the majority of its utilities, including electricity, gas, water and waste water services, from an instrumentality of the Tribe, the Mohegan Tribal Utility Authority. During the fiscal years ended September 30, 2008, 2007 and 2006, the Authority incurred costs of $23.6 million, $23.7 million and $19.7 million, respectively, for such utilities.

The Tribe previously provided services through its Development Department for projects related to Mohegan Sun. The Development Department of the Tribe, including personnel assigned to the department, was transferred to the Authority during the fiscal year ended September 30, 2007. Prior to this transfer, the Authority recorded $53,000 and $2.8 million of capital expenditures associated with the Tribe’s Development Department for the fiscal years ended September 30, 2007 and 2006, respectively.

In March 2008, MTGA Gaming and the Tribe formed MG&H. The Tribe holds a 51.00% membership interest in MG&H and MTGA Gaming holds the remaining 49.00% interest. In June 2008, the Tribe loaned MG&H $8.3 million, which was used to fund MG&H’s portion of a Privilege Fee payment to the State of Kansas in connection with MG&H’s unsuccessful effort, ended in September 2008, to secure a gaming license for the development of a gaming facility to be located in the State of Kansas. The promissory note executed by MG&H in favor of the Tribe (the “Mohegan Tribe Promissory Note”) provided for the accrual of interest at an annual rate of 12.0% and was due to mature on October 15, 2008. In September 2008, MG&H repaid the $8.3 million outstanding on the Mohegan Tribe Promissory Note following a refund of the Privilege Fee payment as a result of the selection of another applicant by the Kansas Lottery Gaming Facility Review Board. During the fiscal year ended September 30, 2008, MG&H incurred $244,000 of interest expense on the Mohegan Tribe Promissory Note.

Roland J. Harris, a member of the Authority’s Management Board, resigned from his position in the Tribal Council, and correspondingly the Management Board, in December 2006 to accept a position as Senior Vice President of Project Management at the Authority. Mr. Harris subsequently resigned from this position in November 2007.

In August 2006, the Authority purchased a 5.00% membership interest in Salishan-Mohegan from Mohegan Ventures-NW and sold such 5.00% interest to the Tribe for approximately $351,000, reflecting the carrying value of such interest. In October 2006, a 2.85% membership interest in Salishan-Mohegan was transferred from Salishan Company to the Tribe, in exchange for the Tribe’s guarantee of the Salishan Credit Facility. The amount of the membership interest transferred was approximately $197,000, reflecting the carrying value of the 2.85% interest. Subsequent to this transaction, Mohegan Ventures-NW holds a 49.15% membership interest, the Tribe holds a 7.85% membership interest and Salishan Company holds a 43.00% membership interest in Salishan-Mohegan (see Note 14). Mohegan Ventures-NW and the Tribe continue to each hold one of four seats on the Board of Managers of Salishan-Mohegan.

The Authority leases the land on which Mohegan Sun is located from the Tribe pursuant to a long-term lease agreement. The Authority is required to pay to the Tribe a nominal annual rental fee under the lease agreement. The lease has an initial term of 25 years and is renewable for an additional 25-year term upon expiration. Refer to Note 10 for a further discussion of the lease.

In September 1995, the Tribe adopted the Mohegan Tribal Employment Rights Ordinance, as amended from time to time (the “TERO”), which sets forth hiring and contracting preference requirements for employers and entities conducting business on Tribal lands on or adjacent to the Mohegan Reservation. Pursuant to the TERO, the Authority and other covered employers are required to give hiring, promotion, training, retention and other employment-related preferences to Native Americans who meet the minimum qualifications for the applicable employment position. However, this preference requirement does not apply to key employees, as such persons are defined in the TERO.

Similarly, any entity awarding a contract or subcontract valued up to $200,000 to be performed on Tribal lands must give preference, first, to certified Mohegan entities submitting commercially responsible bids, and second, to other certified Native American entities. This contracting preference is conditioned upon the bid by the preferred certified entity being within 5% of the lowest bid by a non-certified entity. Contracts in excess of $200,000 are awarded to the lowest commercially responsible bidder, on a competitive basis, with preference to certified Mohegan entities and then other certified Native American entities in the event of a matching bid. The TERO establishes procedures and requirements for certifying Mohegan entities and other Native American entities. Certification is based largely on the level of ownership and control exercised by the members of the Tribe or other Native American tribes, as the case may be, over the entity bidding on a contract.

As of September 30, 2008, approximately 130 employees of the Authority were members of the Tribe.

NOTE 9—EMPLOYEE BENEFIT PLANS:

The Authority maintains a retirement savings plan for its employees under Section 401(k) and Section 401(a) of the Internal Revenue Code (the “Mohegan Retirement and 401(k) Plan”). The 401(k) portion of the plan allows employees of the Authority to defer up to the lesser of the maximum amount prescribed by the Internal Revenue Code or 25% of their income on a pre-tax basis, through contributions to the 401(k) Plan. The Authority matches 100% of the eligible employees’ contributions up to a maximum of 3% of their individual earnings. Contributions to the retirement portion of the plan by the Authority are discretionary and are allocated to eligible employee accounts based on a rate of $0.30 per qualified hour worked. Employees become eligible for the Mohegan Retirement and 401(k) plan after 90 days of employment and become fully vested after six years of credited service. For the fiscal years ended September 30, 2008, 2007 and 2006, the Authority contributed $11.2 million, $10.2 million and $9.5 million, net of forfeitures, to the Mohegan Retirement and 401(k) Plan, respectively.

The Authority, together with the Tribe, maintains a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) for certain key employees. The Deferred Compensation Plan allows participants to defer up to 100% of their pre-tax income. For the fiscal years ended September 30, 2008, 2007 and 2006, employee contributions, net of withdrawals and changes in fair value of investments, totaled ($93,000), $2.9 million and $1.9 million, respectively.

NOTE 10—COMMITMENTS AND CONTINGENCIES:

The Mohegan Compact

In May 1994, the Tribe and the State of Connecticut entered into a Memorandum of Understanding (“MOU”) which sets forth certain matters regarding implementation of the Mohegan Compact. The MOU stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut (“Slot Win Contribution”). The Slot Win Contribution payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines or other commercial casino table games within Connecticut, except those consented to by the Tribe and the Mashantucket Pequot Tribe (“MPT”). For each 12-month period commencing July 1, 1995, the Slot Win Contribution shall be the lesser of: (a) 30% of gross revenues from slot machines or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80.0 million.

In 2006, the State of Connecticut asserted that Slot Win Contribution payments are required to be made with respect to free slot promotions, such as the Authority’s “e-Bonus” program and the MPT’s “free play” program. In December 2006, the State of Connecticut filed suit against the MPT seeking a declaratory judgment that patrons’ “free play” at Foxwoods Resort Casino constitutes a “wager” for purposes of calculating Slot Win Contribution payments. In October 2007, the Tribe entered into an agreement with the State of Connecticut to escrow, on a monthly basis, an amount equal to 25% of the value of all e-Bonus plays used by patrons at Mohegan Sun. As a result, during the fiscal year ended September 30, 2008, the Authority reflected expenses associated with the e-Bonus escrow payments totaling $6.9 million, which is included in the Authority’s Slot Win Contribution for the fiscal year ended September 30, 2008. Pursuant to the escrow agreement, the escrowed funds or a portion thereof associated with “prizes” paid for e-Bonus play, plus interest thereon, will either be forwarded to the State of Connecticut or returned to the Authority pending the outcome of the dispute between the Tribe and the State of Connecticut and the lawsuit against the MPT.

The Authority reflected expenses associated with the Slot Win Contribution and e-Bonus escrow totaling $221.0 million, $230.4 million and $226.3 million for the fiscal years ended September 30, 2008, 2007 and 2006, respectively. As of September 30, 2008 and 2007, outstanding Slot Win Contribution and e-Bonus escrow payments to the State of Connecticut totaled $17.5 million and $19.3 million, respectively.

Category One Slot Machine License

In September 2006, a conditional Category One slot machine license was granted to Downs Racing by the PGCB for the operation of slot machines at Pocono Downs. After the satisfaction of certain regulatory conditions and the payment of a one-time slot machine license fee of $50.0 million to the PGCB in October 2006, Downs Racing opened Phase I of its gaming and entertainment facility in November 2006. The PGCB approved a permanent Category One slot machine license for Downs Racing in December 2006. This license initially permits Downs Racing to install and operate up to 3,000 slot machines at Pocono Downs. Under certain circumstances, Downs Racing may be permitted to install up to a total of 5,000 slot machines.

The Race Horse Development and Gaming Act of 2004 (the “Pennsylvania Gaming Act”) stipulates that a portion of the gross revenues earned on slot machines by holders of Category One licenses must be paid to the PGCB on a daily basis, which includes amounts to be paid to the Pennsylvania Harness Horsemen’s Association Inc. (the “PHHA”), and local share assessments to be paid to the host cities and municipalities. The current assessment of the amount payable to the PGCB on a daily basis is 55% of gross slot revenues. In addition to this daily slot machine tax assessment, Downs Racing must pay, on an annual basis, to the PGCB amounts necessary to ensure that the city and municipality hosting Pocono Downs will receive an annual minimum of $10.0 million from the local share assessment. The local share assessment is equal to the greater of 2.0% of annual gross slot revenues or $10.0 million. Downs Racing maintains a $5.0 million escrow deposit in the name of the Commonwealth of Pennsylvania for the payment of slot machine tax assessments to the PGCB, which is included in other assets in the accompanying consolidated balance sheets.

The Authority reflected expenses associated with the PGCB slot machine and local share tax assessments totaling $103.4 million and $92.2 million for the fiscal years ended September 30, 2008 and 2007, respectively. As of September 30, 2008 and September 30, 2007, outstanding slot machine and local share tax payments totaled $5.2 million and $6.1 million, respectively.

PGCB Regulatory Fees

In addition to the slot machine tax payments described above, the holders of slot machine licenses are also required to reimburse the PGCB for administrative and operating expenses incurred. The assessment of this amount on Downs Racing and other slot facility operators is yet to be finalized. Based upon an estimate of Pocono Downs slot machine revenues compared to current and future licensees in the Commonwealth, Downs Racing is recording expenses associated with the reimbursement of PGCB operating expenses at a rate of 1.5% of gross slot machine revenues. This rate has been approved by the PGCB, which receives corresponding payments on a weekly basis from Downs Racing. The Authority reflected expenses associated with this fee assessment totaling $2.7 million and $2.4 million for the fiscal years ended September 30, 2008 and 2007, respectively. As of September 30, 2008 and September 30, 2007, outstanding regulatory fee payments to the PGCB totaled $73,000 and $54,000, respectively. Additionally, in order to fund current operations of the PGCB, two loans in the amount of $36.0 million and $22.6 million, were granted to the PGCB, and a $7.0 million payment was made to the PGCB by current licensees from gaming tax funds received by the Commonwealth of Pennsylvania. The loans and the $7.0 million payment were used to cover expenses incurred by the PGCB from inception to June 30, 2008, and are anticipated to be repaid in total by the slot machine licensees once all approved gaming facilities are open. Each licensee’s share of these costs will be proportional to each licensee’s gross slot machine revenues. In January 2007, Downs Racing made a prepayment to the PGCB of $800,000 for a portion of its incurred expenses, which is recorded in prepaid expenses in the accompanying consolidated balance sheets.

Priority Distribution Agreement

In August 2001, the Authority and the Tribe entered into an agreement (the “Priority Distribution Agreement”), which obligates the Authority to make monthly payments to the Tribe to the extent of the Authority’s net cash flow, as defined in the Priority Distribution Agreement. The Priority Distribution Agreement, which has a perpetual term, limits the maximum aggregate payments by the Authority to the Tribe in each calendar year to $14.0 million, as adjusted annually in accordance with the formula specified in the Priority Distribution Agreement to reflect the effects of inflation. However, payments pursuant to the Priority Distribution Agreement do not reduce the Authority’s obligations to make payments to reimburse the Tribe for governmental services provided by the Tribe or any payments under any other agreements with the Tribe. The monthly payments under the Priority Distribution Agreement are limited obligations of the Authority payable only to the extent of its net cash flow, as defined in the Priority Distribution Agreement, and are not secured by a lien or encumbrance on any assets or property of the Authority. The Authority’s consolidated financial statements reflect payments associated with the Priority Distribution Agreement of $17.3 million, $16.8 million and $16.3 million for the fiscal years ended September 30, 2008, 2007 and 2006, respectively.

Agreement with the Town of Montville

In June 1994, the Tribe and the Town of Montville (the “Town”) entered into an agreement whereby the Tribe agreed to pay to the Town an annual payment of $500,000 to minimize the impact on the Town resulting from the decreased tax revenues on reservation land held in trust. The Tribe assigned its right and obligations in the agreement with the Town to the Authority.

Land Lease from the Tribe to the Authority

The land upon which Mohegan Sun is located is held in trust for the Tribe by the United States. The Tribe and the Authority have entered into a land lease agreement under which the Tribe leases to the Authority the property and all buildings, improvements and related facilities constructed or installed on the property. The lease was amended in March 2007 to update the legal description of the property covered under the lease, which was approved by the Secretary of the Interior in April 2007. Summarized below are several key provisions of the lease agreement:

Term

The term of the lease is 25 years with an option, exercisable by the Authority, to extend the term for one additional 25-year period. Upon the termination of the lease, the Authority will be required to surrender to the Tribe, possession of the property and improvements, excluding any equipment, furniture, trade fixtures or other personal property.

Rent and Other Operating Expenses

The Authority is required to pay to the Tribe a nominal annual rental fee. For any period when the Tribe or another agency or instrumentality of the Tribe is not the tenant under the lease, the rent will be 8% of the tenant’s gross revenues from the premises. The Authority is responsible for the payment of all costs of owning, operating, constructing, maintaining, repairing, replacing and insuring the leased property.

Use of Leased Property

The Authority may use the leased property and improvements solely for the construction and operation of Mohegan Sun, unless prior approval is obtained from the Tribe for any proposed alternative use. Similarly, no construction or alteration of any building or improvement located on the leased property by the Authority may be made unless complete and final plans and specifications have been approved by the Tribe. Following foreclosure of any mortgage on the Authority’s interest under the lease or any transfer of such interest to the holder of such mortgage in lieu of foreclosure, the leased property and improvements may be used for any lawful purpose, subject only to applicable codes and governmental regulations; provided, however, that a non-Indian holder of the leased property may in no event conduct gaming operations on the property.

Permitted Mortgages and Rights of Permitted Mortgagees

The Authority may not mortgage, pledge or otherwise encumber its leasehold estate in the leased property except to a holder of a permitted mortgage. Under the lease, a “permitted mortgage” includes the leasehold mortgage securing the Authority’s obligations under the Bank Credit Facility granted by the Authority that provides, among other things, that (1) the Tribe will have the right to notice of, and to cure, any default of the Authority, (2) the Tribe will have the right to prior notice of an intention by the holder to foreclose on the permitted mortgage and the right to purchase the mortgage in lieu of any foreclosure, and (3) the permitted mortgage is subject and subordinated to any and all access and utility easements granted by the Tribe under the lease.

As provided in the lease, each holder of a permitted mortgage has the right to notice of any default of the Authority under the lease and the opportunity to cure such default within any applicable cure period.

Default Remedies

The Authority will be in default under the lease if, subject to the notice provisions, it fails to make lease payments or to comply with its covenants under the lease or if it pledges, encumbers or conveys its interest in the lease in violation of the terms of the lease. Following a default, the Tribe may, with approval from the Secretary of the Interior, terminate the lease unless a permitted mortgage remains outstanding with respect to the leased property. In that case, the Tribe may not (1) terminate the lease or the Authority’s right to possession of the leased property, (2) exercise any right of re-entry, (3) take possession of and/or relet the leased property or any portion thereof, or (4) enforce any other right or remedy which may materially and adversely affect the rights of the holder of the permitted mortgage, unless the default triggering such rights was a monetary default which such holder failed to cure after notice.

ACLS of New England, Inc.

The Authority has a 10-year laundry services agreement with ACLS of New England, Inc. (“ACLS”). The Authority has an option to renew the agreement for one additional 10-year term after its expiration in October 2012. Under the laundry services agreement, the Authority will pay an agreed upon rate for laundry services, adjusted annually for the Consumer Price Index and unusual increases in energy costs. Additionally, the Authority has made a $500,000 loan to ACLS to develop the laundry service facility. Pursuant to the terms of the loan, interest may accrue based on the exercise of the renewal options or other certain circumstances. In the event that circumstances occur where interest will be accrued, interest shall accrue commencing from the date of the advance at an annual rate of 5%.

The Authority also entered into a co-investment and escrow agreement with the MPT and ACLS. Under the terms of those agreements, the Authority and the MPT may, under certain circumstances, become the joint owners of the laundry facility and be jointly and severally obligated to repay a term loan which is secured by a mortgage on the laundry facility. The term of the agreements is for ten years and, if the Authority and the MPT become obligated to repay the term loan, the maximum potential future principal payments (undiscounted) the Authority and the MPT could be required to make are approximately $3.0 million.

Pocono Downs Purchase Settlement

In August 2006, the Authority and the seller of the Pocono Downs Entities, a subsidiary of Penn National Gaming Inc. (“Penn National”), entered into an amendment of the Pocono Downs Purchase Agreement. Penn National joined in this amendment to confirm its continuing guaranty of the performance of its subsidiaries under the Pocono Downs Purchase Agreement, as amended. Pursuant to the amendment, the Authority will receive an aggregate refund of $30.0 million of the original purchase price for the Pocono Downs Entities, payable in five annual installments of $7.0 million, $7.0 million, $6.5 million, $6.0 million and $3.5 million in November 2007, 2008, 2009, 2010 and 2011, respectively. The $7.0 million installments due in November 2007 and 2008 were received on November 14, 2007 and 2008, respectively. Pursuant to the amendment, the seller and the Authority agreed to modify certain provisions of the Pocono Downs Purchase Agreement, including: 1) the elimination of the Authority’s post-closing termination rights; 2) the elimination of the seller’s indemnification obligations for costs in excess of $2.0 million incurred with respect to remedial actions in connection with certain environmental conditions at Pocono Downs; and 3) the elimination of certain other post-closing indemnification obligations of the seller, including those relating to claims asserted in connection with a specific property tax matter, described below. Pursuant to SFAS 141, “Business Combinations”, and other relevant accounting guidance, the $24.5 million present value of the payments for the $30.0 million refund, calculated utilizing the Authority’s risk-free rate of investment, was recorded as an asset and a non-operating gain in other income upon the execution of the amendment of the Pocono Downs Purchase Agreement. The difference between the present value and the contract value of $30.0 million is recorded as other non-operating income over the duration of the payment schedule. Accretion of discount to the gain on the Pocono Downs purchase settlement was $1.2 million, $1.6 million and $216,000 for the fiscal years ended September 30, 2008, 2007 and 2006, respectively. At September 30, 2008 and 2007, the Pocono Downs purchase settlement receivable was $21.3 million and $27.0 million, respectively, and is recorded in other current assets and other assets in the accompanying consolidated balance sheets, respectively.

Horsemen’s Agreement

In January 2005, Downs Racing entered into an agreement with the PHHA, which represents owners, trainers and drivers at the Pocono Downs harness racing facility. The agreement governs all live harness racing events and simulcasting and account wagering conducted at Pocono Downs and the OTW facilities through December 31, 2010.

Among other things, the agreement provides for the payment of 4.3% of all pari-mutuel wagering held at the Pocono Downs facilities to the PHHA. This amount comprises the payment of $420,000 in certain operating costs and expenses for the PHHA, with the remainder allocated to purses owed to horsemen for each live racing event. Downs Racing is also required to distribute to the PHHA, 2.5% and 1.1% in fees earned on live races conducted at Pocono Downs and simulcast to wagering locations inside and outside Pennsylvania, respectively.

Also, as previously described above, the Pennsylvania Gaming Act requires the holders of slot machine licenses to make payments to the PHHA of up to 12% of slot machine revenues. Pursuant to the terms of the agreement with the PHHA, a liability for amounts due to the PHHA for purses earned by horsemen but not yet paid, and other fees, of $5.4 million and $2.1 million was recorded as of September 30, 2008 and 2007, respectively.

Pennsylvania Property Tax Litigation

A final settlement was reached in June 2007 between the various parties involved in a dispute with Downs Racing, relating to certain property tax assessments, in Wilkes-Barre, Pennsylvania. Based on the settlement, Downs Racing is required to make agreed upon payments to the Wilkes-Barre Area School District for each tax year through 2015 totaling $18.2 million. Downs Racing made payments, pursuant to the settlement, of $1.6 million and $3.5 million for the fiscal years ended September 30, 2008 and 2007, respectively, which are recorded as charges to the Authority’s income from operations in the respective accompanying statements of income. The total amount of the remaining payments is $16.6 million.

Project Horizon Suspension

On September 22, 2008, the Authority announced the suspension of the Earth Expansion component of Project Horizon, including the hotel, related retail and parking garage improvements, as a result of the ongoing national economic recession. As of September 30, 2008, the Authority has incurred approximately $58.0 million for the Earth Expansion relating to the excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. Incurred costs will remain on the Authority’s respective balance sheets as long as the project remains suspended. While the Authority plans to re-evaluate the suspended elements of Project Horizon in approximately 12 months, it can provide no assurances as to if or when such suspended elements will resume. The following information summarizes the contingencies with respect to Project Horizon:

Severance

The Authority may terminate certain construction-related employees due to the suspension of the project. The costs associated with their post-employment severance benefits will be expensed at the time the termination is communicated to the employees.

Construction Materials

Certain construction materials purchased for Project Horizon may no longer be useful if the Authority does not resume the project. The costs for such materials will be expensed at such time it is determined they no longer have a future benefit or value to the Authority.

Construction and Other Agreements

The Authority has entered into certain construction agreements in connection with Project Horizon which allow for termination of the agreements without cause. In the event of termination of such contracts, the Authority is obligated to pay only for those costs incurred through the date of termination and, in some cases, certain costs related to termination. However, such termination costs are not expected to be material.

The Authority also has entered into certain other agreements relating to Project Horizon, including services and leasing agreements. The Authority does not believe that any of these other agreements will give rise to liabilities that are likely to have a material adverse effect on the Authority’s financial position.

The Authority can provide no assurances that any actual costs associated with the termination of agreements resulting from the suspension of Project Horizon will approximate estimated costs or that such costs will commence when anticipated. Costs relating to the termination of agreements will be expensed at such time the contracts are terminated and the costs are incurred.

Construction Insurance

Effective June 1, 2007, the Authority obtained construction insurance coverage from various insurance carriers in connection with Project Horizon. All premiums have been fully paid through October 6, 2010. As of September 30, 2008, aggregate outstanding premiums total $2.6 million. The Authority is currently negotiating with its insurance carriers to revise the coverage period.

Other Litigation

The Authority is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Authority’s financial position, results of operations or cash flows.

NOTE 11—RELINQUISHMENT AGREEMENT:

In February 1998, the Authority and TCA entered into a relinquishment agreement (the “Relinquishment Agreement” or the “Agreement”). Effective January 1, 2000 (the “Relinquishment Date”), the Relinquishment Agreement superseded a then existing management agreement with TCA. The Relinquishment Agreement provides, among other things, that the Authority will make certain payments to TCA out of, and determined as a percentage of, Revenues, as defined in the Relinquishment Agreement, generated by Mohegan Sun over a 15-year period commencing on the Relinquishment Date. The payments (“Senior Relinquishment Payments” and “Junior Relinquishment Payments”) have separate schedules and priority. Senior Relinquishment Payments commenced on April 25, 2000, twenty-five days following the end of the first three-month period after the Relinquishment Date and continue at the end of each three-month period thereafter until January 25, 2015. Junior Relinquishment Payments commenced on July 25, 2000, twenty-five days following the end of the first six-month period after the Relinquishment Date and continue at the end of each six-month period thereafter until January 25, 2015. Each Senior Relinquishment Payment and Junior Relinquishment Payment is an amount equal to 2.5% of the Revenues generated by Mohegan Sun over the immediately preceding three-month or six-month payment period, as the case may be. Revenues are defined in the Relinquishment Agreement as gross gaming revenues, other than Class II gaming revenue, and all other revenues, as defined, including, without limitation, hotel revenues, room service, food and beverage sales, ticket revenues, fees or receipts from convention/events center and all rental or other receipts from lessees and concessionaires but not the gross receipts of such lessees, licenses and concessionaires, derived directly or indirectly from the facilities, as defined. Revenues under the relinquishment agreement exclude revenues generated from certain expansion areas of Mohegan Sun, such as the Casino of the Wind, as such areas do not constitute “facilities” as defined.

In the event of any bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority, the Relinquishment Agreement provides that each of the Senior and Junior Relinquishment Payments then due and owing are subordinated in right to payment of senior secured obligations, which include the Bank Credit Facility and capital lease obligations, and that the Junior Relinquishment Payments then due and owing are further subordinated to payment of all other senior obligations, including the Authority’s 2005 Senior Notes. The Relinquishment Agreement also provides that all relinquishment payments are subordinated in right of payment to the minimum priority distribution payments, which are monthly payments required to be made by the Authority to the Tribe, to the extent then due. The Authority, in accordance with SFAS No. 5, has recorded a relinquishment liability of the estimated present value of its obligations under the Relinquishment Agreement (see Note 2).

A relinquishment liability of $549.1 million was established at September 30, 1998 based on the present value of the estimated future Mohegan Sun revenues utilizing the Authority’s risk-free investment rate. At September 30, 2008, the carrying amount of the relinquishment liability was $385.4 million as compared to $503.3 million at September 30, 2007. The decrease in the relinquishment liability during the fiscal year ended September 30, 2008 is due to $76.1 million in relinquishment payments made during the fiscal year and a $68.9 million relinquishment liability reassessment credit, offset by $27.1 million representing the accretion of discount to the relinquishment liability.

The following relinquishment payments were made during our fiscal years ended (millions):

	2008	2007	2006

Payments representing principal amounts	$48.4	$47.5	$44.7

Payments representing accretion of discount	27.7	30.0	29.9

Total payments	$76.1	$77.5	$74.6

The accretion of discount to the relinquishment liability reflects the accretion of the discount to the present value of the relinquishment liability for the impact of the time value of money. At September 30, 2008 and September 30, 2007, relinquishment payments earned but unpaid were $17.4 million and $20.8 million, respectively.

The relinquishment liability reassessment credit of $68.9 million for the fiscal year ended September 30, 2008 and the relinquishment liability reassessment charges of $3.0 million and $39.4 million for the fiscal years ended September 30, 2007 and 2006, respectively, resulted from revised Mohegan Sun revenue projections as of the end of the respective fiscal year compared to estimates of Mohegan Sun revenue projections as of the end of the prior fiscal year on the determination of the relinquishment liability.

In fiscal year 2008, based on the Authority’s suspension of Project Horizon, recent operating trends and increased competition in the Northeast gaming market, all having the effect of decreasing estimated future Mohegan Sun revenues, the Authority concluded that projected revenues from Mohegan Sun subject to the Relinquishment Agreement over the remaining period of the Agreement, which expires on December 31, 2014, would decrease by approximately $1.55 billion, thereby decreasing the related relinquishment liability, causing the Authority to record a non-cash relinquishment liability credit of $68.9 million for the fiscal year ended September 30, 2008.

In fiscal year 2007, based on updated projections for Project Horizon and delayed competition in the Northeast gaming market, both having the effect of increasing future Mohegan Sun revenues, the Authority concluded that projected revenues from Mohegan Sun subject to the Relinquishment Agreement over the remaining period of the Agreement would increase by approximately $139.8 million, thereby increasing the related relinquishment liability, causing the Authority to record a non-cash relinquishment liability charge of $3.0 million for the fiscal year ended September 30, 2007.

In fiscal year 2006, the Authority reviewed current revenue forecasts, including estimated timing and extent of future competition, and significantly increased revenue projections for the period in which the Relinquishment Agreement applies, primarily due to the approval by the Management Board of the Authority in October 2006 of an expansion of Mohegan Sun referred to as “Project Horizon,” and management’s estimates of the impact this expansion will have on future competition assumptions. The Authority concluded that projected revenues from Mohegan Sun subject to the Relinquishment Agreement over the remaining period of the Agreement would increase by approximately $878.2 million, thereby increasing the related relinquishment liability, causing the Authority to record a non-cash relinquishment liability charge of $39.4 million for the fiscal year ended September 30, 2006.

NOTE 12—MOHEGAN GOLF, LLC:

In November 2006, the Authority formed a wholly-owned subsidiary, Mohegan Golf, to purchase and operate a golf course in southeastern Connecticut. Mohegan Golf is a full and unconditional guarantor of the Authority’s outstanding indebtedness under the Bank Credit Facility and senior and senior subordinated notes. Refer to Note 18 for consolidating financial information of the Authority, its guarantor subsidiaries and its non-guarantor entities.

In May 2007, Mohegan Golf acquired substantially all of the assets of PCC, which included a golf course located in Sprague and Franklin, Connecticut. The club was renamed Mohegan Sun Country Club at Pautipaug and opened in June 2007. Mohegan Golf incurred acquisition costs of $4.7 million for the property and other items acquired from PCC, which was allocated among the following assets and liabilities: (1) property and equipment valued at $3.1 million; (2) a membership intangible asset resulting from the contractual agreement with PCC’s members established at the time of acquisition, valued at $1.7 million; (3) current assets of $210,000; (4) environmental obligations of $300,000; and (5) capital lease obligations of $34,000. The membership intangible asset will be amortized on a straight line basis over its estimated useful life of fifteen years and will be periodically reviewed for impairment in accordance with SFAS 142. As of September 30, 2008 and 2007, accumulated amortization on the membership intangible asset was $155,000 and $43,000, respectively. The Authority expects to incur $113,000 in amortization expense for each of the next five years related to the membership intangible asset. The results of operations for Mohegan Sun Country Club are included in the accompanying consolidated financial statements for the fiscal year ended September 30, 2008 and from date of acquisition (May 17, 2007) through September 30, 2007. Pro forma operating results for the 2007 acquisition are not presented because the results would not be materially different from historical results.

NOTE 13—MOHEGAN VENTURES WISCONSIN, LLC (MENOMINEE PROJECT):

In October 2004, the Authority entered into a management agreement with the Menominee Tribe and the Menominee Kenosha Gaming Authority (“MKGA”). The terms of the management agreement grant the Authority the exclusive right and obligation to manage, operate and maintain the Menominee Project, a planned casino and destination resort to be located in Kenosha, Wisconsin, for a period of seven years commencing with the opening of the planned casino, in consideration of a management fee of 13.4% of Net Revenues, as defined in the management agreement, which approximates net income earned from the Menominee Project. The management agreement is subject to approval by the National Indian Gaming Commission (the “NIGC”).

In March 2007, the Authority formed a wholly-owned subsidiary, MVW, one of two members in WTG. MVW holds an 85.4% membership interest in WTG and MV holds the remaining 14.6% membership interest. MVW and WTG are full and unconditional guarantors of the Authority’s outstanding indebtedness under the Bank Credit Facility and senior and senior subordinated notes. Refer to Note 18 for consolidating financial information of the Authority, its guarantor subsidiaries and its non-guarantor entities.

In March 2007, WTG purchased the development rights for the Menominee Project, along with certain other assets, and assumed certain liabilities from Kenesah Gaming Development, LLC (“KGD”). As a result of the purchase, the Authority and the Mohegan Tribe, through MVW and MV, respectively, will receive development fees payable to WTG of 13.4% of Available Revenue Flow, as defined in the development agreement with the Menominee Tribe and MKGA, which approximates net income from the Menominee Project over a period of seven years following the opening of the casino. Development of the Menominee Project is subject to certain governmental and regulatory approvals, including but not limited to, the United States Department of the Interior accepting new land into trust for gaming at the project site in Kenosha, Wisconsin.

WTG paid $6.4 million in cash for the casino development rights and other items acquired from KGD, which was allocated among the following assets and liabilities: (1) receivables at fair value from MKGA of $4.4 million for project advances; (2) a development rights intangible asset valued at $3.7 million; (3) a note payable to MV of $1.1 million; and (4) a note payable to MKGA of $600,000. The purchase amount was contributed by MVW in return for its initial membership interest in WTG, and MV converted the $1.1 million receivable from WTG to capital in return for its initial membership interest in WTG. At acquisition, the development rights intangible asset was determined to be amortized on a straight line basis over its estimated useful life of seven years, which was anticipated to commence upon the opening of the proposed casino. However, during 2008, it was determined by management, pursuant to SFAS 142, that the development rights intangible asset was fully impaired following the issuance of stricter criteria by the Bureau of Indian Affairs on its policy for taking off-reservation land into trust for gaming purposes and an unfavorable decision by the United States Department of the Interior to reject the Menominee Tribe’s request to suspend review of the Menominee Tribe’s application to take off-reservation land into trust in connection with the Menominee Project and a federal court’s subsequent refusal to issue a temporary restraining order to prevent the United States Department of the Interior from taking further action on the application. While the Authority expects to continue to support and pursue the Menominee Project, it believes, these actions decreased the probability that the Menominee Tribe will obtain the necessary regulatory approvals in order to proceed with the Menominee Project. As a result of these developments, the Authority has fully reserved the WTG receivables pertaining to reimbursable development costs and expenses in connection with the Menominee Project of $8.1 million and has written-off the related development rights intangible asset of $3.7 million. The $5.8 million adjustment to the allowance on future collection of reimbursable development costs and expenses and the $3.7 million loss associated with the write-off are included in Corporate expenses and depreciation and amortization, respectively, in the accompanying consolidated statement of income for the fiscal year ended September 30, 2008.

NOTE 14—MOHEGAN VENTURES-NORTHWEST, LLC (COWLITZ PROJECT):

In July 2004, the Authority formed Mohegan Ventures-NW as its wholly-owned subsidiary and one of three members in Salishan-Mohegan. Salishan-Mohegan was formed to participate in the Cowlitz Project, a proposed development and management of a casino to be located in Clark County, Washington, and owned by the Cowlitz Tribe. Mohegan Ventures-NW holds a 49.15% membership interest, the Mohegan Tribe holds a 7.85% membership interest and Salishan Company holds a 43.0% membership interest in Salishan-Mohegan. Mohegan Ventures-NW and the Mohegan Tribe each hold one of four seats on the Board of Managers of Salishan-Mohegan. Salishan-Mohegan is not a restricted entity of the Authority and therefore is not required to be a guarantor of the Authority’s debt obligations. Refer to Note 18 for consolidating financial information of the Authority, its guarantor subsidiaries and its non-guarantor entities.

Upon formation of Salishan-Mohegan, Salishan Company contributed land purchase options related to property in Clark County, Washington. In January 2006, pursuant to the option agreements, Salishan-Mohegan exercised certain of these options and purchased two respective parcels for $7.5 million, including closing costs for purposes of the Cowlitz Project. In April 2006, Salishan-Mohegan closed on the remaining option and purchased the respective parcel for $3.2 million, including closing costs and net of total purchase option payments made in prior periods of $1.6 million. The option agreements also required a cumulative payment of $2.4 million for fees related to extending the options to purchase all three parcels, which were due at the closing of the last parcel.

Pursuant to the development agreement described below, the notes receivable contributed to Salishan-Mohegan and amounts paid by Salishan-Mohegan subsequent to formation related to the development of the Cowlitz Project are reimbursable to Salishan-Mohegan by the Cowlitz Tribe, subject to appropriate approvals defined in the development agreement. Reimbursements are contingent and are to be distributed upon: (1) the receipt of necessary financing for the development of the proposed casino and (2) the property being taken into trust by the United States Department of the Interior. The receivables bear interest at the Wall Street Journal Prime Rate plus 2% or 3%, compounded annually. As of September 30, 2008 and 2007, receivables, including accrued interest, from the Cowlitz Tribe totaled $25.0 million and $20.1 million, respectively, offset by reserves of $7.5 million and $6.0 million, respectively, which are recorded in the accompanying consolidated balance sheets.

In September 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Tribe regarding the Cowlitz Project. Under the terms of the development agreement, Salishan-Mohegan administers and oversees the planning, designing, development, construction, and furnishing, as well as providing assistance with the financing, of the Cowlitz Project. The development agreement provides for certain development fees of 3% of total Project Costs, as defined in the development agreement, which are to be distributed to Mohegan Ventures–NW and the Mohegan Tribe pursuant to the Salishan-Mohegan operating agreement. As of April 2006, Salishan-Mohegan purchased the land to be used as the site for the planned casino, which will be transferred to the Cowlitz Tribe or the United States under certain conditions in the development agreement. The management agreement is for a period of seven years commencing with the opening of the planned casino, during which Salishan-Mohegan will manage, operate and maintain the planned casino. The management agreement provides for a management fee of 24% of Net Revenues, as defined in the management agreement, which approximates net income from the Cowlitz Project. Pursuant to the operating agreement, management fees will be allocated to the members of Salishan-Mohegan based on their respective membership percentages. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Washington and the United States Department of the Interior accepting land into trust on behalf of the Cowlitz Tribe. The management agreement is subject to approval by the NIGC.

In May 2008, the BIA published a final rule relating to gaming on trust lands acquired after October 17, 1988. The new rule addresses, among other things, the process used by the BIA to determine what lands should be taken into trust for an initial reservation or restored lands for a tribe, such as the Cowlitz Tribe seeking its initial or restored reservation. The new rule also expressly provides that a tribe may rely on earlier final agency decisions, including decisions of the NIGC. In November 2005, the Cowlitz Tribe received an opinion from the NIGC determining that if the BIA takes the Cowlitz Project site into trust, the land will constitute restored lands of the Cowlitz Tribe. As a result of this opinion by the NIGC, the additional analysis called for under the new rule is not expected to apply to the BIA’s decision for the Cowlitz Tribe. In May 2008, the BIA published a Final Environmental Impact Statement for the Cowlitz Project site.

NOTE 15—INVESTMENT IN WNBA FRANCHISE:

In January 2003, the Authority formed a wholly-owned subsidiary, MBC, for the purpose of owning and operating a professional basketball team in the WNBA. In January 2003, the Authority and MBC entered into the Membership Agreement with WNBA, LLC. The Membership Agreement sets forth the terms and conditions pursuant to which MBC acquired a membership in the WNBA and the right to own and operate a professional basketball team in the WNBA. The Authority guaranteed the obligations of MBC under the Membership Agreement. MBC is a full and unconditional guarantor of the Authority’s outstanding indebtedness under the Bank Credit Facility and senior and senior subordinated notes. Refer to Note 18 for consolidating financial information of the Authority, its guarantor subsidiaries and its non-guarantor entities.

As part of the acquisition, management, with the assistance from an independent valuation firm, estimated the fair value of the initial player roster to be $4.8 million, and the remaining $5.5 million of MBC’s aggregate investment was recognized as a franchise value, both of which are recorded as intangible assets in the accompanying consolidated balance sheets. The player roster value is being amortized over seven years, and the franchise value is being amortized over thirty years. Since the date of acquisition to September 30, 2008, write-offs of player contracts included on the initial player roster totals $3.5 million. As of September 30, 2008 and 2007, accumulated amortization on the player roster value was $1.0 million and $1.3 million, respectively. As of September 30, 2008 and 2007, accumulated amortization on the franchise value was $1.0 million and $854,000, respectively. For the fiscal years ended September 30, 2008, 2007 and 2006, amortization expense associated with these intangible assets totaled $598,000, $531,000 and $918,000, respectively, including charges totaling $192,000, $58,000 and $405,000 related to net write-offs of certain player contracts included on the initial player roster for the fiscal years ended September 30, 2008, 2007 and 2006, respectively. The Authority expects to incur amortization expense of $364,000 for each of the next two years, $243,000 in the third year and $183,000 in the fourth and fifth years, related to these assets.

In connection with MBC’s purchase of the membership in the WNBA, MBC has an approximately 3.6% ownership position in WNBA, LLC, which is being accounted for under the cost method. Under the Limited Liability Company Agreement of WNBA, LLC, if at any time WNBA, LLC’s Board of Governors determines that additional funds are necessary or desirable for the WNBA, LLC’s or any league entity’s general business, the Board of Governors may require additional cash capital contributions. In that circumstance, each member of the league shall be obligated to contribute to WNBA, LLC an amount of cash equal to that member’s proportionate share of ownership. Pursuant to the WNBA Note, the principal payment due on the WNBA Note after any such contribution made by MBC will be reduced by the contribution amount. Through September 30, 2008, there were no cash capital contributions required by WNBA, LLC.

NOTE 16—DISCONTINUED OPERATIONS:

Prior to the Authority’s acquisition of the Pocono Downs Entities, Penn National, the former owner of the Pocono Downs Entities, entered into an agreement to sell all of the assets associated with the OTW facility located in Erie, Pennsylvania to MTR Gaming Group, Inc. and Presque Isle Downs, Inc. (collectively “Presque Isle”) for $7.0 million upon the occurrence of either of the following two conditions: (1) the commencement by any of the Presque Isle entities of pari-mutuel wagering in Erie, Pennsylvania or (2) the receipt by any Presque Isle entity of revenue from slot machine operations in Erie, Pennsylvania. Penn National assigned its rights to proceeds under this agreement to Downs Racing upon its acquisition by the Authority.

In October 2006, the PGCB granted Presque Isle a conditional license to operate slot machines at Presque Isle Downs in Erie County, Pennsylvania. In February 2007, Presque Isle opened slot machine gaming operations at the Erie property. In July 2007, Presque Isle commenced pari-mutuel wagering at Presque Isle Downs and paid Downs Racing $7.0 million in return for the conveyance of the Erie OTW facility, pursuant to the terms of the agreement. The Authority has accordingly reported the results and sale of its Erie OTW facility from its Pocono Downs operating segment as income from discontinued operations and loss on sale of discontinued operations, respectively, in the accompanying consolidated statements of income, which includes total net revenues from the Erie OTW facility of $2.6 million and $3.4 million for the fiscal years ended September 30, 2007 and 2006, respectively. As of September 30, 2006, assets held for sale totaled $7.1 million, which were comprised of the property and equipment of the Erie OTW operations, net of accumulated depreciation.

NOTE 17—SEGMENT REPORTING:

As of September 30, 2008, the Authority owns and operates Mohegan Sun, the Connecticut Sun WNBA franchise and the Mohegan Sun Country Club at Pautipaug in Connecticut (the “Connecticut Entities”), and the Pocono Downs Entities. All of the Authority’s revenues are derived from these operations. The Authority’s executive officers review and assess the performance and operating results and determine the proper allocation of resources to the Connecticut Entities and the Pocono Downs Entities on a separate basis. The Authority, therefore, believes that it has two operating segments, one comprised solely of Mohegan Sun, which includes the operations of the Connecticut Entities, and another, referred to as “Pocono Downs” herein, comprised of the operations of the Pocono Downs Entities. The two operating segments are also separate reportable segments due to the differing nature of their operations. The following tables provide financial information on each segment (in thousands):

	For the Fiscal Years Ended September 30,
	2008 (1)	2007 (2)	2006

Net revenues:

Mohegan Sun	$1,362,945	$1,430,560	$1,392,958

Pocono Downs	209,238	189,506	30,096

Total	1,572,183	1,620,066	1,423,054

Income (loss) from operations:

Mohegan Sun	280,232	287,017	267,415

Pocono Downs	12,093	16,137	(7,547)

Corporate	(28,959)	(10,586)	(10,636)

	For the Fiscal Years Ended September 30,
	2008 (1)	2007 (2)	2006

Total	263,366	292,568	249,232

Accretion of discount to the relinquishment liability	(27,085)	(29,794)	(30,707)

Interest income	3,795	3,695	2,245

Interest expense, net of capitalized interest	(93,793)	(94,363)	(90,928)

Write-off of debt issuance costs	—	(71)	—

Other income (expense), net	248	(137)	24,508

Income from continuing operations before minority interests	146,531	171,898	154,350

Minority interests	2,729	648	420

Income from continuing operations	149,260	172,546	154,770

Total income from discontinued operations	—	21	147

Net income	$149,260	$172,567	$154,917

	For the Fiscal Years Ended September 30,
	2008	2007	2006

Capital expenditures:

Mohegan Sun	$210,482	$103,742	$44,375

Pocono Downs	173,184	58,449	44,448

Corporate	22	4	13,097

Total	$383,688	$162,195	$101,920

	September 30, 2008	September 30, 2007

Total assets:

Mohegan Sun	$1,654,704	$1,540,349

Pocono Downs (including goodwill of $39,459)	619,712	444,206

Corporate	88,489	95,422

Total	$2,362,905	$2,079,977

(1)	Includes operating results of Project Sunrise from opening date of July 17, 2008 to September 30, 2008 & Casino of the Wind from opening date of August 29, 2008 to September 30, 2008.
(2)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to September 30, 2007.

Note 18—Supplemental Condensed Consolidating Financial Statement Information:

As of September 30, 2008, substantially all of the Authority’s outstanding public debt, including its 2005 Senior Notes, 2002 Senior Subordinated Notes, 2003 Senior Subordinated Notes, 2004 Senior Subordinated Notes and 2005 Senior Subordinated Notes, is fully and unconditionally guaranteed, on a joint and several basis, by the following subsidiaries of the Authority: MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW, MTGA Gaming and WTG. The 2001 Senior Subordinated Notes are fully and unconditionally guaranteed by MBC, a wholly-owned subsidiary. Separate financial statements and other disclosures concerning MBC, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW and MTGA Gaming are not presented below because the Authority believes that the summarized financial information provided below and in Note 17 is adequate for investor analysis of these subsidiaries. Separate financial statements for WTG are provided as it is a non wholly-owned guarantor subsidiary. Condensed consolidating financial statement information for the Authority, its wholly-owned guarantor subsidiary, MBC, its other wholly-owned guarantor subsidiaries, Mohegan Ventures-NW, MCV-PA, the Pocono Downs Entities, Mohegan Golf, MVW and MTGA Gaming, its non wholly-owned guarantor subsidiary, WTG, and its non-guarantor entities, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries, as of September 30, 2008 and September 2007 and for the fiscal years ended September 30, 2008, 2007 and 2006 is as follows (in thousands):

Condensed Consolidating Balance Sheets

	As of September 30, 2008
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Non wholly- owned guarantor subsidiary- WTG	Total guarantor subsidiaries	Total non- guarantor entities	Consolidating/ eliminating adjustments	Consolidated
ASSETS
Property and equipment, net	$1,393,035	$94	$280,322	$—	$280,416	$19,951	$—	$1,693,402
Intercompany receivables	416,132	—	15,047	—	15,047	—	(431,179)	—
Investment in subsidiaries	176,266	—	9,521	—	9,521	—	(185,787)	—
Other intangible assets, net	119,827	4,694	265,536	—	270,230	—	—	390,057
Other assets, net	177,712	389	81,098	172	81,659	20,075	—	279,446

Total assets	$2,282,972	$5,177	$651,524	$172	$656,873	$40,026	$(616,966)	$2,362,905

LIABILITIES AND CAPITAL
Total current liabilities	$323,697	$2,355	$50,318	$143	$52,816	$21,575	$—	$398,088
Long-term debt, net of current portion	1,519,714	2,000	—	600	2,600	—	—	1,522,314
Relinquishment liability, net of current portion	304,031	—	—	—	—	—	—	304,031
Intercompany payables	—	—	416,132	2,995	419,127	12,052	(431,179)	—
Other long-term liabilities	7,203	—	—	—	—	—	—	7,203

Total liabilities	2,154,645	4,355	466,450	3,738	474,543	33,627	(431,179)	2,231,636
Minority interests in subsidiaries	—	—	—	—	—	—	3,258	3,258
Total capital	128,327	822	185,074	(3,566)	182,330	6,399	(189,045)	128,011

Total liabilities and capital	$2,282,972	$5,177	$651,524	$172	$656,873	$40,026	$(616,966)	$2,362,905

	As of September 30, 2007
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Non wholly- owned guarantor subsidiary- WTG	Total guarantor subsidiaries	Total non- guarantor entity	Consolidating/ eliminating adjustments	Consolidated
ASSETS
Property and equipment, net	$1,260,092	$129	$121,034	$—	$121,163	$19,951	$—	$1,401,206
Intercompany receivables	220,006	—	11,310	—	11,310	—	(231,316)	—
Investment in subsidiaries	214,011	—	9,169	—	9,169	—	(223,180)	—
Other intangible assets, net	119,827	5,292	265,669	3,689	274,650	—	—	394,477
Other assets, net	200,534	560	63,808	5,123	69,491	14,269	—	284,294

Total assets	$2,014,470	$5,981	$470,990	$8,812	$485,783	$34,220	$(454,496)	$2,079,977

LIABILITIES AND CAPITAL
Total current liabilities	$292,551	$2,333	$37,639	$147	$40,119	$921	$—	$333,591
Long-term debt, net of current portion	1,255,259	3,000	—	600	3,600	17,250	—	1,276,109
Relinquishment liability, net of current portion	406,858	—	—	—	—	—	—	406,858
Intercompany payables	—	—	220,006	938	220,944	10,372	(231,316)	—
Other long-term liabilities	735	—	—	—	—	—	—	735

Total liabilities	1,955,403	5,333	257,645	1,685	264,663	28,543	(231,316)	2,017,293
Minority interests in subsidiaries	—	—	—	—	—	—	3,933	3,933
Total capital	59,067	648	213,345	7,127	221,120	5,677	(227,113)	58,751

Total liabilities and capital	$2,014,470	$5,981	$470,990	$8,812	$485,783	$34,220	$(454,496)	$2,079,977

Condensed Consolidating Statements of Income

	For the fiscal year ended September 30, 2008
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Non wholly- owned guarantor subsidiary- WTG	Total guarantor subsidiaries	Total non- guarantor entities	Consolidating/ eliminating adjustments	Consolidated
Net revenues	$1,358,388	$4,813	$210,765	$—	$215,578	$—	$(1,783)	$1,572,183
Operating costs and expenses:
Gaming and other operations	855,268	3,919	158,743	—	162,662	—	(1,783)	1,016,147
Advertising, general and administrative	219,179	1,877	23,408	7,416	32,701	2,715	—	254,595
Pre-opening costs and expenses	1,204	—	3,448	—	3,448	—	—	4,652
Depreciation and amortization	83,528	639	14,514	3,689	18,842	—	—	102,370
Relinquishment liability reassessment	(68,947)	—	—	—	—	—	—	(68,947)

Total operating costs and expenses	1,090,232	6,435	200,113	11,105	217,653	2,715	(1,783)	1,308,817

Income (loss) from operations	268,156	(1,622)	10,652	(11,105)	(2,075)	(2,715)	—	263,366
Accretion of discount to the relinquishment liability	(27,085)	—	—	—	—	—	—	(27,085)
Interest expense, net of capitalized interest	(52,718)	(181)	(39,152)	(338)	(39,671)	(2,586)	1,182	(93,793)
Loss on interests in subsidiaries	(39,734)	—	(1,361)	—	(1,361)	—	41,095	—
Other income, net	641	—	1,580	750	2,330	2,254	(1,182)	4,043

Income (loss) from operations before minority interests	149,260	(1,803)	(28,281)	(10,693)	(40,777)	(3,047)	41,095	146,531
Minority interests	—	—	1,043	—	1,043	269	1,417	2,729

Net income (loss)	$149,260	$(1,803)	$(27,238)	$(10,693)	$(39,734)	$(2,778)	$42,512	$149,260

	For the fiscal year ended September 30, 2007
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Non wholly- owned guarantor subsidiary- WTG	Total guarantor subsidiaries	Total non- guarantor entity	Consolidating/ eliminating adjustments	Consolidated
Net revenues	$1,426,401	$4,655	$190,512	$—	$195,167	$—	$(1,502)	$1,620,066
Operating costs and expenses:
Gaming and other operations	842,843	3,802	140,083	—	143,885	—	(1,502)	985,226
Advertising, general and administrative	216,737	2,223	20,435	693	23,351	2,004	—	242,092
Pre-opening costs and expenses	445	—	3,391	—	3,391	—	—	3,836
Depreciation and amortization	81,950	578	10,819	—	11,397	—	—	93,347
Relinquishment liability reassessment	2,997	—	—	—	—	—	—	2,997

Total operating costs and expenses	1,144,972	6,603	174,728	693	182,024	2,004	(1,502)	1,327,498

Income (loss) from operations	281,429	(1,948)	15,784	(693)	13,143	(2,004)	—	292,568
Accretion of discount to the relinquishment liability	(29,794)	—	—	—	—	—	—	(29,794)
Interest expense, net of capitalized interest	(56,843)	(301)	(35,931)	(46)	(36,278)	(2,324)	1,082	(94,363)
Loss on interests in subsidiaries	(22,139)	—	(570)	—	(570)	—	22,709	—
Other income, net	(86)	—	1,142	346	1,488	3,167	(1,082)	3,487

Income (loss) from continuing operations before minority interests	172,567	(2,249)	(19,575)	(393)	(22,217)	(1,161)	22,709	171,898
Minority interests	—	—	57	—	57	—	591	648

Income (loss) from continuing operations	172,567	(2,249)	(19,518)	(393)	(22,160)	(1,161)	23,300	172,546
Income from discontinued operations	—	—	21	—	21	—	—	21

Net income (loss)	$172,567	$(2,249)	$(19,497)	$(393)	$(22,139)	$(1,161)	$23,300	$172,567

	For the fiscal year ended September 30, 2006
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Total guarantor subsidiaries	Total non- guarantor entity	Consolidating/ eliminating adjustments	Consolidated
Net revenues	$1,389,629	$4,531	$30,096	$34,627	$—	$(1,202)	$1,423,054
Operating costs and expenses:
Gaming and other operations	804,522	3,890	22,379	26,269	—	(1,202)	829,589
Advertising, general and administrative	199,780	2,296	7,833	10,129	1,771	—	211,680
Pre-opening costs and expenses	—	—	5,130	5,130	—	—	5,130
Depreciation and amortization	84,473	998	2,545	3,543	—	—	88,016
Relinquishment liability reassessment	39,407	—	—	—	—	—	39,407

Total operating costs and expenses	1,128,182	7,184	37,887	45,071	1,771	(1,202)	1,173,822

Income (loss) from operations	261,447	(2,653)	(7,791)	(10,444)	(1,771)	—	249,232
Accretion of discount to the relinquishment liability	(30,707)	—	—	—	—	—	(30,707)
Interest expense, net of capitalized interest	(64,983)	(336)	(25,609)	(25,945)	(1,203)	1,203	(90,928)
Loss on interests in subsidiaries	(35,469)	—	(484)	(484)	—	35,953	—
Other income, net	24,629	5	1,252	1,257	2,070	(1,203)	26,753

Income (loss) from continuing operations before minority interests	154,917	(2,984)	(32,632)	(35,616)	(904)	35,953	154,350
Minority interests	—	—	—	—	—	420	420

Income (loss) from continuing operations	154,917	(2,984)	(32,632)	(35,616)	(904)	36,373	154,770
Income from discontinued operations	—	—	147	147	—	—	147

Net income (loss)	$154,917	$(2,984)	$(32,485)	$(35,469)	$(904)	$36,373	$154,917

Condensed Consolidating Statements of Cash Flows

	For the fiscal year ended September 30, 2008
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Non wholly- owned guarantor subsidiary- WTG	Total guarantor subsidiaries	Total non- guarantor entities	Consolidating/ eliminating adjustments	Consolidated
Net cash flows provided by (used in) operating activities	$151,259	$(916)	$26,252	$(1)	$25,335	$(3,503)	$—	$173,091

Cash flows used in investing activities:
Purchases of property and equipment	(161,321)	(6)	(156,102)	—	(156,108)	—	—	(317,429)
Other cash flows used in investing activities	(145,425)	—	(6,566)	(1,547)	(8,113)	(2,602)	152,819	(3,321)

Net cash flows used in investing activities	(306,746)	(6)	(162,668)	(1,547)	(164,221)	(2,602)	152,819	(320,750)

Cash flows provided by (used in) financing activities:
Bank Credit Facility borrowings—revolving loan	575,000	—	—	—	—	—	—	575,000
Bank Credit Facility repayments—revolving loan	(608,000)	—	—	—	—	—	—	(608,000)
Bank Credit Facility borrowings—term loan	300,000	—	—	—	—	—	—	300,000
Line of Credit borrowings	565,746	—	—	—	—	—	—	565,746
Line of Credit repayments	(579,399)	—	—	—	—	—	—	(579,399)
Principal portion of relinquishment liability payments	(48,352)	—	—	—	—	—	—	(48,352)
Distributions to Tribe	(80,000)	—	—	—	—	—	—	(80,000)
Other cash flows provided by (used in) financing activities	(4,060)	977	147,947	1,720	150,644	8,087	(152,819)	1,852

Net cash flows provided by financing activities	120,935	977	147,947	1,720	150,644	8,087	(152,819)	126,847

Net (decrease) increase in cash and cash equivalents	(34,552)	55	11,531	172	11,758	1,982	—	(20,812)
Cash and cash equivalents at beginning of year	89,282	(68)	15,438	—	15,370	7	—	104,659

Cash and cash equivalents at end of year	$54,730	$(13)	$26,969	$172	$27,128	$1,989	$—	$83,847

	For the fiscal year ended September 30, 2007
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Non wholly- owned guarantor subsidiary- WTG	Total guarantor subsidiaries	Total non- guarantor entity	Consolidating/ eliminating adjustments	Consolidated
Net cash flows provided by (used in) operating activities	$248,548	$(1,779)	$38,775	$—	$36,996	$(1,141)	$—	$284,403

Cash flows used in investing activities:
Purchases of property and equipment	(86,405)	—	(45,773)	—	(45,773)	—	—	(132,178)
Payment of Category One slot machine license fee	—	—	(50,000)	—	(50,000)	—	—	(50,000)
Other cash flows used in investing activities	(69,169)	—	10,253	(7,273)	2,980	(3,444)	63,044	(6,589)

Net cash flows used in investing activities	(155,574)	—	(85,520)	(7,273)	(92,793)	(3,444)	63,044	(188,767)

Cash flows provided by (used in) financing activities:
Prior Bank Credit Facility borrowings—revolving loan	278,000	—	—	—	—	—	—	278,000
Prior Bank Credit Facility repayments—revolving loan	(278,000)	—	—	—	—	—	—	(278,000)
New Bank Credit Facility borrowings—revolving loan	206,000	—	—	—	—	—	—	206,000
New Bank Credit Facility repayments—revolving loan	(173,000)	—	—	—	—	—	—	(173,000)
Line of Credit borrowings	524,313	—	—	—	—	—	—	524,313
Line of Credit repayments	(507,722)	—	—	—	—	—	—	(507,722)
Principal portion of relinquishment liability payments	(47,399)	—	—	—	—	—	—	(47,399)
Distributions to Tribe	(75,000)	—	—	—	—	—	—	(75,000)
Other cash flows provided by (used in) financing activities	(6,678)	1,940	62,502	7,273	71,715	4,592	(63,044)	6,585

Net cash flows provided by (used in) financing activities	(79,486)	1,940	62,502	7,273	71,715	4,592	(63,044)	(66,223)

Net increase in cash and cash equivalents	13,488	161	15,757	—	15,918	7	—	29,413
Cash and cash equivalents at beginning of year	75,794	(229)	(319)	—	(548)	—	—	75,246

Cash and cash equivalents at end of year	$89,282	$(68)	$15,438	$—	$15,370	$7	$—	$104,659

	For the fiscal year ended September 30, 2006
	Authority	Wholly- owned guarantor subsidiary- MBC	Other wholly- owned guarantor subsidiaries	Total guarantor subsidiaries	Total non- guarantor entity	Consolidating/ eliminating adjustments	Consolidated
Net cash flows provided by (used in) operating activities	$263,215	$(1,868)	$(7,091)	$(8,959)	$4	$—	$254,260

Cash flows used in investing activities:
Purchases of property and equipment	(46,478)	(66)	(42,260)	(42,326)	(13,082)	—	(101,886)
Other cash flows used in investing activities	(64,846)	—	(15,157)	(15,157)	(3,405)	81,130	(2,278)

Net cash flows used in investing activities	(111,324)	(66)	(57,417)	(57,483)	(16,487)	81,130	(104,164)

Cash flows provided by (used in) financing activities:
Prior Bank Credit Facility borrowings—revolving loan	233,000	—	—	—	—	—	233,000
Prior Bank Credit Facility repayments—revolving loan	(233,000)	—	—	—	—	—	(233,000)
Line of Credit borrowings	444,226	—	—	—	—	—	444,226
Line of Credit repayments	(444,226)	—	—	—	—	—	(444,226)
Principal portion of relinquishment liability payments	(44,731)	—	—	—	—	—	(44,731)
Distributions to Tribe	(88,900)	—	—	—	—	—	(88,900)
Other cash flows provided by (used in) financing activities	(13,970)	1,611	63,362	64,973	16,483	(81,130)	(13,644)

Net cash flows provided by (used in) financing activities	(147,601)	1,611	63,362	64,973	16,483	(81,130)	(147,275)

Net increase (decrease) in cash and cash equivalents	4,290	(323)	(1,146)	(1,469)	—	—	2,821
Cash and cash equivalents at beginning of year	71,504	94	827	921	—	—	72,425

Cash and cash equivalents at end of year	$75,794	$(229)	$(319)	$(548)	$—	$—	$75,246

NOTE 19—SUBSEQUENT EVENTS:

Massachusetts Ground Lease

In October 2008, MRM entered into a ground lease agreement with a land owner for approximately 152 acres of land located in Palmer, Massachusetts, which would serve as a potential site for future gaming development, if legalized in Massachusetts. The lease may be terminated at MRM’s discretion under certain circumstances. The initial lease term is 50 years, with options for an extension of 25 years and an additional extension of 24 years, subject to the terms and conditions of the lease.

Amended Bank Credit Facility

On December 10, 2008, the Authority entered into an amendment to the terms of its Bank Credit Facility pursuant to the Amended Bank Credit Facility, in connection with the suspension of certain elements of the Authority’s Project Horizon expansion. Among other things, the Amended Bank Credit Facility reduced the overall size of the credit facility from $1.0 billion to $850.0 million, with the $150.0 million reduction being applied to reduce the existing $300.0 million term loan via incremental funding under the revolver, and reduced the increase option from $250.0 million to $150.0 million. The term loan requires principal payments in quarterly installments of $750,000 beginning December 31, 2008 through June 30, 2010. In the event the term loan has not been paid in full prior to June 30, 2010, the amortization rate under the Amended Bank Credit Facility increases to $30.0 million per quarter beginning June 30, 2010, with an automatic and permanent reduction of the revolver by such amount after payment in full of the term loan. The maturity date of the Amended Bank Credit Facility is March 9, 2012, upon which date the remaining balances outstanding on the term loan and any revolving loans are payable.

The Amended Bank Credit Facility will be used for working capital and other business purposes of the Authority. Pursuant to the amendment, the proceeds of the Amended Bank Credit Facility may also be used to repay the 2003 Senior Subordinated Notes at maturity on July 15, 2009. Permitted capital expenditures for Project Horizon have been reduced under the Amended Bank Credit Facility from $950.0 million to $350.0 million, and certain investments and other capital expenditures have additionally been limited.

The Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants have been modified under the Amended Bank Credit Facility to conform with the current construction plans for Project Horizon and recent operating trends. The amendment also modified the interest rate margins and fee rates under the credit facility. Pursuant to the Amended Bank Credit Facility, the applicable spread for base rate advances is between 2.250% and 3.250% in the event the term loan remains outstanding, and between 0.750% and 2.250% after the term loan has been repaid in full; the applicable spread for Eurodollar rate advances is between 3.500% and 4.500% if the term loan remains outstanding, and between 2.000% and 3.500% after payment of the term loan in full. The applicable spread for commitment fees is 0.500% in the event the term loan remains outstanding and between 0.200% and 0.500% after the term loan has been repaid in full. The base rate is the higher of Bank of America’s announced prime rate, the Eurodollar rate (as defined in the Amended Bank Credit Facility) for one-month contracts plus 1.250% or the federal funds rate plus 0.50%. Interest on Eurodollar loans is payable at the end of each applicable interest period or quarterly in arrears, if earlier. Interest on base rate advances is payable quarterly in arrears.

Receivables

On December 23, 2008, the Authority increased the allowance for doubtful accounts pertaining to a gaming receivable held at September 30, 2008 based on information that became known at that date. This resulted in a $3.5 million charge, which has been reflected in the accompanying consolidated financial statements.

Non Wholly-Owned Guarantor Subsidiary Financial Statements

The Mohegan Tribal Gaming Authority (the “Authority”) is required to provide stand-alone financial statements for its non wholly-owned guarantor subsidiary, Wisconsin Tribal Gaming, LLC (“WTG”), pursuant to Rule 3-10 of Regulation S-X. WTG, along with substantially all of the Authority’s wholly-owned subsidiaries, guarantee certain of its outstanding debt obligations. In Note 18 of the accompanying consolidated financial statements, the Authority has provided condensed consolidating financial information for WTG and its other subsidiaries that serve as guarantors. Stand-alone financial statements for WTG are as follows:

Wisconsin Tribal Gaming, LLC (A Development Stage Company)

Index to Financial Statements

Page number

Report of Independent Registered Public Accounting Firm	F-44

Balance Sheets as of September 30, 2008 and 2007	F-45

Statements of Income for the Year Ended September 30, 2008, for the Period from Inception (February 27, 2007) through September 30, 2007, and for the Period from Inception (February 27, 2007) through September 30, 2008

F-46

Statements of Changes in Members’ Equity for the Period from Inception (February 27, 2007) through September 30, 2007, and for the Year Ended September 30, 2008	F-47

Statements of Cash Flows for the Year Ended September 30, 2008, for the Period from Inception (February 27, 2007) through September 30, 2007, and for the Period from Inception (February 27, 2007) through September 30, 2008

F-48

Notes to Financial Statements	F-49

Report of Independent Registered Public Accounting Firm

To the Management Board

of Wisconsin Tribal Gaming, LLC:

In our opinion, the accompanying balance sheets and the related statements of income, changes in members’ equity and cash flows present fairly, in all material respects, the financial position of Wisconsin Tribal Gaming, LLC (a development stage enterprise) at September 30, 2008 and 2007, and the results of its operations and its cash flows for the year ended September 30, 2008, the period from February 27, 2007 (date of inception) to September 30, 2007 and, cumulatively, for the period from February 27, 2007 (date of inception) to September 30, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company has received a commitment from Mohegan Ventures-Wisconsin that it will not demand repayment of any amounts then due and owing prior to October 1, 2010.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
October 12, 2009

Wisconsin Tribal Gaming, LLC (A Development Stage Company)

Balance Sheets

	September 30, 2008	September 30, 2007
Assets:
Cash	$171,787	$—
Receivables from Menominee Indian Tribe of Wisconsin, net of allowance for doubtful accounts of $8,133,644 (fully reserved) and $717,647, respectively	—	5,122,564
Development rights	—	3,689,287

Total assets	$171,787	$8,811,851

Liabilities and Members’ Equity:
Liabilities:
Trade payables and accrued expenses	$142,942	$146,402
Due to member—Mohegan Ventures-Wisconsin, LLC	2,994,949	938,166
Note Payable to Menominee Kenosha Gaming Authority	600,000	600,000

Total liabilities	3,737,891	1,684,568

Commitments and contingencies
Members’ equity (deficit):
Deficit accumulated during the development stage	(11,086,390)	(393,003)
Member capital—Mohegan Ventures-Wisconsin, LLC	6,419,316	6,419,316
Member capital—Mohegan Ventures, LLC	1,100,970	1,100,970

Total members’ equity (deficit)	(3,566,104)	7,127,283

Total liabilities and members’ equity	$171,787	$8,811,851

The accompanying notes are an integral part of these financial statements

Wisconsin Tribal Gaming, LLC (A Development Stage Company)

Statements of Income

	For the fiscal year ended September 30, 2008	For the period from inception (February 27, 2007) through September 30, 2007	For the period from inception (February 27, 2007) through September 30, 2008
Operating costs and expenses:
Provision for loss on receivables	$7,415,999	$691,565	$8,107,564
Amortization of development rights	3,689,287	—	3,689,287
Other operating costs and expenses	155	455	610

Total operating costs and expenses	11,105,441	692,020	11,797,461

Loss from operations	(11,105,441)	(692,020)	(11,797,461)

Other income (expense):
Interest income	749,551	345,416	1,094,967
Interest expense	(337,497)	(46,399)	(383,896)

Total other income, net	412,054	299,017	711,071

Net loss	$(10,693,387)	$(393,003)	$(11,086,390)

The accompanying notes are an integral part of these financial statements

Wisconsin Tribal Gaming, LLC (A Development Stage Company)

Statements of Changes in Members’ Equity

	Mohegan Ventures - Wisconsin, LLC	Mohegan Ventures, LLC	Total members’ equity
Balances at inception (February 27, 2007)	$—	$—	$—
Member capital contributions	6,380,771	1,139,515	7,520,286
Member capital adjustments	38,545	(38,545)	—
Net loss	(335,467)	(57,536)	(393,003)

Balances at September 30, 2007	$6,083,849	$1,043,434	$7,127,283

Net loss	(9,127,875)	(1,565,512)	(10,693,387)

Balances at September 30, 2008	$(3,044,026)	$(522,078)	$(3,566,104)

The accompanying notes are an integral part of these financial statements

Wisconsin Tribal Gaming, LLC (A Development Stage Company)

Statements of Cash Flows

	For the fiscal year ended September 30, 2008	For the period from inception (February 27, 2007) through September 30, 2007	For the period from inception (February 27, 2007) through September 30, 2008
Cash flows provided by (used in) operating activities:
Net loss	$(10,693,387)	$(393,003)	$(11,086,390)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Provision for loss on receivables from Menominee Indian Tribe of Wisconsin	7,415,999	691,565	8,107,564
Amortization of development rights	3,689,287	—	3,689,287
Changes in operating assets and liabilities:
Increase in interest receivables from Menominee Indian Tribe of Wisconsin	(749,551)	(345,416)	(1,094,967)
Increase in interest due to member—Mohegan Ventures-Wisconsin, LLC	337,497	46,399	383,896

Net cash flows used in operating activities	(155)	(455)	(610)

Cash flows used in investing activities:
Acquisition of Menominee Project development rights and other related assets	—	(6,380,771)	(6,380,771)
Increase in receivables from Menominee Indian Tribe of Wisconsin	(1,547,344)	(891,312)	(2,438,656)

Net cash flows used in investing activities	(1,547,344)	(7,272,083)	(8,819,427)

Cash flows provided by financing activities:
Advances from member—Mohegan Ventures-Wisconsin, LLC	1,719,286	891,767	2,611,053
Member contributions—Mohegan Ventures-Wisconsin, LLC	—	6,380,771	6,380,771

Net cash flows provided by financing activities	1,719,286	7,272,538	8,991,824

Net increase in cash and cash equivalents	171,787	—	171,787
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$171,787	$—	$171,787

Supplemental disclosures:
Cash paid for interest	$—	$—	$—
Non-cash member contributions—Wisconsin Tribal Gaming, LLC
Mohegan Ventures, LLC forgiveness of debt	—	1,139,515	1,139,515

Total non-cash member contributions	$—	$1,139,515	$1,139,515

The accompanying notes are an integral part of these financial statements

Wisconsin Tribal Gaming, LLC (A Development Stage Company)

Notes to Financial Statements

Note 1—Formation and Nature of Business

In March 2007, Wisconsin Tribal Gaming, LLC (“WTG”) was formed to participate in the development of the proposed casino (“Menominee Project”) to be owned by the Menominee Indian Tribe of Wisconsin (“Menominee Tribe”). WTG consists of two members, a wholly-owned subsidiary of Mohegan Tribal Gaming Authority (the “Authority”), Mohegan Ventures Wisconsin, LLC (“MVW”), which holds an 85.4% membership interest in WTG, and a wholly-owned subsidiary of the Mohegan Tribe, Mohegan Ventures, LLC (“MV”), which holds the remaining 14.6% membership interest. The Authority has designated WTG as a restricted subsidiary, and therefore, WTG is a guarantor of the Authority’s debt obligations under its bank credit facility and certain of its note indentures (refer to Note 6).

In March 2007, WTG purchased the development rights for the Menominee Project under a development agreement with the Menominee Tribe and Menominee Kenosha Gaming Authority (“MKGA”), which was executed in October 2003, along with certain other assets, and assumed certain liabilities from Kenesah Gaming Development, LLC (“KGD”), for consideration of $6,380,771. As a result of the purchase, the Authority and the Mohegan Tribe, through MVW and MV, respectively, will receive development fees payable to WTG of 13.4% of Available Revenue Flow, as defined under the development agreement, which approximates net income from the Menominee Project over a period of seven years following the opening of the casino. Development of the Menominee Project is subject to certain governmental and regulatory approvals, including but not limited to, the United States Department of the Interior accepting land into trust for the Menominee Tribe’s project site in Kenosha, Wisconsin.

WTG paid $6,380,771 in cash for the casino development rights and other items acquired from KGD, which was allocated among the following assets and liabilities: (1) receivables at fair value from MKGA of $4,430,999 for project advances; (2) a development rights intangible asset valued at $3,689,287; (3) a note payable to MV of $1,139,515; and (4) a note payable to MKGA of $600,000. The purchase amount was contributed by MVW in return for its initial membership interest in WTG, and MV converted the $1.1 million receivable from WTG to capital in return for its initial membership interest in WTG. Pursuant to the development agreement, the receivables from MKGA and other advances for the project, and related accrued interest, generally are reimbursable to WTG upon receipt of necessary financing for the development of the proposed casino.

In January 2008, the U.S. Department of the Interior’s Bureau of Indian Affairs (“BIA”) rejected 11 applications from tribes with existing reservations to take new off-reservation land into trust in connection with gaming projects. While no decision was issued on the Menominee application at that time, the BIA did issue a memorandum addressing its policy on applications for off-reservation gaming projects in January 2008, which stated that the greater the distance between a proposed project and the tribe’s existing reservation, the greater the scrutiny that would be applied to the application, weighing the potential benefits to the tribe against concern for the commuting distance from the existing reservation, among other factors. In November 2008, the United States Department of the Interior rejected the Menominee Tribe’s request to suspend review of the Menominee Tribe’s application to take off-reservation land into trust in connection with the Menominee Project and a federal court subsequently refused to issue a temporary restraining order to prevent the United States Department of the Interior from taking further action on the application. WTG determined that those actions decreased the probability that the Menominee Tribe will obtain the necessary regulatory approvals in order to proceed with the Menominee Project. As a result of those developments, WTG fully reserved the WTG receivables pertaining to reimbursable development costs and expenses in connection with the Menominee Project and wrote-off the remaining related development rights intangible asset as of September 30, 2008.

In January 2009, the BIA informed the Menominee Tribe of the decision by the United States Secretary of the Interior to decline to take the Menominee Project site in Kenosha into trust for the tribe, based on the January guidance memorandum. In May 2009, the Menominee Tribe filed a lawsuit against the federal government in United States District Court in Green Bay, Wisconsin, challenging that rejection. As of September 30, 2009, the WTG receivables remain fully reserved.

WTG is considered a development stage company, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises.” Since inception, WTG’s sole purpose has been the development of the proposed casino described above. WTG has incurred losses since inception and has an accumulated deficit of $11,086,390 at September 30, 2008. WTG expects to incur expenditures in the foreseeable future in connection with pursuing the development of the Menominee Project. Expenditures are funded through capital contributions of WTG and MV. WTG has received a commitment from MVW that it will not demand repayment of any amounts then due and owing prior to October 1, 2010.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the Unites States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and accompanying notes and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

WTG classifies deposits that can be redeemed on demand and investments with an original maturity of three months or less when purchased as cash and cash equivalents. Cash equivalents are carried at cost, which approximates market value.

Receivables from the Menominee Indian Tribe of Wisconsin

Receivables from the Menominee Tribe, net of allowances, in the accompanying balance sheets, consist primarily of reimbursable costs and expenses advanced by WTG on behalf of the Menominee Tribe for the Menominee Project. The WTG receivables are payable upon receipt of necessary financing for the development of the proposed casino. As of September 2007, the WTG receivables, net of allowances, totaled $5,122,564, and as of September 30, 2008, the WTG receivables were fully reserved.

As of September 30, 2008 and 2007, the reserve for doubtful accounts was $8,133,644 and $717,647, respectively. WTG accrues interest on each outstanding advance to the Menominee Tribe at a rate of 17% with the ultimate rate to be set upon financing of the project. As of September 30, 2008 and 2007, receivables from the Menominee Tribe totaled $8,133,644 and $5,840,211, respectively, including accrued interest of $1,094,967 and $345,416, respectively.

Intangible Assets

In March 2007, WTG purchased the development rights for the Menominee Project, along with certain other assets, and assumed certain liabilities from Kenesah Gaming Development, LLC. The development rights, determined by management to be an intangible asset with an estimated fair value of $3.7 million, are included in the accompanying balance sheet as of September 30, 2007. At acquisition, the development rights intangible asset was determined to be amortized on a straight line basis over its estimated useful life of seven years, which was anticipated to commence upon the opening of the proposed casino. However, during 2008, an impairment charge was recorded to reduce the development rights intangible asset to $0 following the issuance of new guidance in January 2008 from the Bureau of Indian Affairs on its policy for taking off-reservation land into trust for gaming purposes and a related unfavorable decision by the United States Department of the Interior and federal court decision concerning the Menominee Tribe’s application to take off-reservation land into trust in connection with the Menominee Project. While WTG continues to pursue the Menominee Project, it believes, these actions and the subsequent rejection of the Menominee Tribe’s application in January 2009 decreased the probability that the Menominee Tribe will obtain the necessary regulatory approvals in order to proceed with the Menominee Project. The $3.7 million loss associated with the write-off is reflected in the accompanying statement of income for the fiscal year ended September 30, 2008 under amortization of development rights.

Income Taxes

WTG has been treated as a partnership for federal and state income tax purposes and, accordingly, WTG’s income taxes or credits resulting from losses were payable by, or accrued to, its members.

Note 3—Menominee Kenosha Gaming Authority Note Payable

Upon formation, WTG assumed a note payable in the amount of $600,000. The note payable does not accrue interest until a gaming facility is opened, if not repaid earlier, and the note does not become due until the advances to the Menominee Tribe are repaid.

Note 4—Due to Mohegan Ventures Wisconsin, LLC

WTG has recorded a payable of $2,994,949 and $938,166 due to MVW at September 30, 2008 and 2007, respectively, which primarily includes a loan in connection with the funding of development costs incurred for the Menominee Project. WTG accrues interest on its outstanding payables balance to MVW at a rate of 17%, compounded monthly, with the ultimate rate to be set upon financing of the project. Total interest expense charged to WTG from MVW was $337,497, $46,399 and $383,896 for the twelve months ended September 30, 2008, for the period from February 27, 2007 (date of inception) to September 30, 2007, and for the period from inception to September 30, 2008, respectively. The outstanding payables balance, including accrued interest, is due on demand; however WTG has received a commitment from MVW that it will not demand repayment of any amounts then due and owing prior to October 1, 2010.

Note 5—Material Agreements

In November 2006, KGD amended the option agreement (“Option Agreement”) with the owners of Dairyland Greyhound Park (“Dairyland”) that originally was scheduled to expire on December 31, 2006. The Option Agreement permitted the option period to be extended for up to seventeen additional three month periods (“Additional Option Periods”). The Option Agreement was assigned to WTG in connection with the March 2007 purchase (refer to Note 1). Under the Option Agreement, as amended, WTG assumed the right to extend the option for the Dairyland property upon payment to Dairyland of (i) $100,000, for each of the first five Additional Option Periods, (ii) $200,000 payable on the first day of the sixth through ninth Additional Option Periods, (iii) $225,000 payable on the first day of the tenth through thirteenth Additional Option Periods, (iv) $250,000 payable on the first day of the fourteenth through seventeenth Additional Option Periods requested by WTG. Such options payments are nonrefundable unless the facility is purchased, in which case, option payments for periods prior to April 1, 2009 will be fully credited against the purchase price and option payments for periods on or after April 1, 2009 will be partially credited against the purchase price. The Option Agreement was amended for a second time on June 29, 2009 to provide for monthly instead of quarterly exercise and payment of the option fee. The monthly fee for Additional Option Periods on or after July 1, 2009 equals one-third of the quarterly payment according to the schedule of payments established in the November 2006 amendment.

Note 6—Commitments and Contingencies

WTG has provided a full and unconditional guarantee of certain debt issued by the Authority, including the Authority’s $250.0 million 2005 6  1/8% Senior Notes due 2013, $250.0 million 2002 8% Senior Subordinated Notes due 2012, $330.0 million 2003 6  3/8 % Senior Subordinated Notes due 2009, $225.0 million 2004 7  1/8% Senior Subordinated Notes due 2014 and $150.0 million 2005 6  7/8% Senior Subordinated Notes due 2015, as well as the Authority’s $1.0 billion Bank Credit Facility. The total amount of the Authority’s debt guaranteed by WTG is $1.5 and $1.2 billion as of September 30, 2008 and 2007, respectively.

MOHEGAN TRIBAL GAMING AUTHORITY

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2008, 2007 and 2006

(in thousands)

	Column A	Column B	Column C	Column D
	Balance at beginning of year	Charges to costs and expenses	Deductions from reserves (1)	Balances at end of year

Description:

Fiscal Year Ended September 30, 2008

Reserves and allowances deducted from asset accounts:

Reserves for uncollectible accounts	$11,214	$18,338	$986	$28,566

Fiscal Year Ended September 30, 2007

Reserves and allowances deducted from asset accounts:

Reserves for uncollectible accounts	$8,116	$3,396	$298	$11,214

Fiscal Year Ended September 30, 2006

Reserves and allowances deducted from asset accounts:

Reserves for uncollectible accounts	$4,992	$3,557	$433	$8,116

Note (1):	Deductions from reserves include the write-off of uncollectible accounts, net of recoveries of accounts previously written off.